   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000.
                                                          REGISTRATION NO.
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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
              PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                       WORLDWIDE WEB NETWORX CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                       541519                   58-2280078
   (State of Incorporation)          (Primary Standard          (I.R.S. Employer
                                        Industrial            Identification No.)
                                Classification Code Number)

                         521 FELLOWSHIP ROAD, SUITE 130
                         MOUNT LAUREL, NEW JERSEY 08054
                                 (856) 914-3100
          (Address and telephone number of principal executive offices and principal place of business)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                        ALLAN M. COHEN, GENERAL COUNSEL
                       WORLDWIDE WEB NETWORX CORPORATION
                         521 FELLOWSHIP ROAD, SUITE 130
                         MOUNT LAUREL, NEW JERSEY 08054
                                 (856) 914-3100

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                 Not applicable

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                    Common Stock, $0.001 par value per share
                                (Title of Class)

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
ITEM 1.  BUSINESS

                       WORLDWIDE WEB NETWORX CORPORATION

GENERAL

    WorldWide Web NetworX Corporation is currently engaged in the development of Internet-based business-to-business companies. Typically, we enter into relationships, including joint ventures, strategic relationships and acquisitions, with off-line companies that have established distribution channels and fulfillment capability and we provide these companies with e-commerce technology, consulting, marketing and business development services. By providing these services, our goal is to expand the markets, services and products and improve the efficiencies of these businesses. We are continually searching for new opportunities to forge relationships with companies which we believe would benefit from our business strategy.

    We currently own majority interests in three companies:

COMPANY                                                       OUR INTEREST
-------                                                       ------------
The Intrac Group, Ltd.......................................      100%
NAI Direct, Inc.............................................       64%
ATM Service, Ltd............................................       52%

    We also own strategic equity interests in:

COMPANY                                                       OUR INTEREST
-------                                                       ------------
WWWX-Jencom, LLC............................................       50%
InterCommerce China, LLC....................................       33%
Entrade Inc.................................................       12%

    In addition, we have minority interests of 5% or less in asseTrade.com, Inc., Vision Technologies, Inc., VideoNet Corporation and One World Direct, Inc.

HISTORY

    WorldWide Web NetworX Corporation was originally incorporated in Idaho in July 1979 under the name "Gold Cache, Inc." We subsequently changed our name to "InstraCorp" in August 1988. In July 1996, we changed our domicile to Delaware by merging into a newly incorporated Delaware corporation named "Instra Corp."

    On September 3, 1996, we filed a disclosure statement pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934 with the National Association of Securities Dealers, Inc. for the purpose of including our common stock, $0.001 par value per share, for trading on the OTC Bulletin Board, a quotation service for securities which are not listed or traded on a national securities exchange. Our common stock is listed on the OTC Bulletin Board under the symbol "WWWX".

    After a period of relatively little operating activity, we entered a new line of business in May 1998, when we acquired Keiretsu Corporation, a privately-held Nevada corporation incorporated on September 26, 1997. The stockholders of Keiretsu exchanged all of their Keiretsu shares for shares of our common stock. Our then current management resigned, the management of Keiretsu became our new officers and directors, and we changed our name to "WorldWide Web NetworX Corporation".

OUR COMPANIES AND STRATEGIC RELATIONSHIPS

    The following is a description of our subsidiaries and the companies with which we have strategic relationships or minority interests. For each of the following companies we discuss, to the extent they are applicable, the history of the company, joint venture partners, traditional lines of business, corporate governance provisions and significant agreements.

ATM SERVICE, LTD. AND THE INTRAC GROUP, LTD.

    Presently, ATM Service, Ltd. and The Intrac Group, Ltd. are primarily off-line businesses that assist companies to optimize their return on excess assets, closeouts, discontinued merchandise, excess plant capacity and production time. ATM and Intrac also assist customers seeking new markets, new outlets and new profit opportunities for their goods and services.

    ATM and Intrac are in the process of utilizing the Internet to facilitate their business-to-business transactions. ATM Service, Ltd. owns and operates ATMcenter.com and its related web sites, which are designed to assist businesses, in the United States and around the world, market large volumes of products and services over the Internet. Our strategy is to migrate many of the transactions involved in these two traditional wholesale inventory and asset marketing businesses to ATMcenter.com's e-commerce platform.

    HISTORY

    In December 1998, we formed ATM Service, Ltd. with Warren Rothstein, who is currently the interim Chairman, President and Chief Executive Officer of WorldWide Web NetworX Corporation in addition to being the Chairman of ATM Service, Ltd. and The Intrac Group, Ltd. In connection with the formation of ATM Service, Ltd., Warren Rothstein received 4,000,000 shares of our common stock that are subject to forfeiture. See "Our Stock Issuance Agreement with Warren Rothstein."

    In July 1999, we acquired The Intrac Group, a privately held international marketing and asset management organization. The Intrac Group became our wholly-owned subsidiary through a merger with our wholly-owned acquisition corporation, Intrac Acquisition Corporation, which later changed its name to The Intrac Group, Ltd. We acquired The Intrac Group from Intrac's two stockholders, Thomas Settineri and Gary Levi, in exchange for (1) 1,000,000 shares of our common stock, (2) $1,500,000 in cash, (3) 24% of ATM Service, Ltd.'s outstanding stock and (4) the assumption of certain liabilities. We also agreed to provide The Intrac Group, Ltd. with $1,000,000 for working capital.

    In connection with our acquisition of The Intrac Group, Thomas Settineri became President and Chief Executive Officer of both ATM Service, Ltd. and The Intrac Group, Ltd. and Gary Levi became Chief Operating Officer of both ATM Service, Ltd. and The Intrac Group, Ltd. Warren Rothstein remained as Chairman of ATM Service, Ltd. and became Chairman of The Intrac Group, Ltd., thereby making the management team for both companies identical. In addition, Thomas Settineri became a director of WorldWide Web NetworX Corporation on September 23, 1999.

    ATM and Intrac have agreed in principle to allocate certain responsibilities to each company: ATM will manage the two companies' direct and indirect marketing staff, operate and develop ATMcenter.com and its related web sites, and be responsible for the recovery and sale of the merchandise acquired, while Intrac will provide the trade credits, described below, and fulfill the utilization of the trade credits for the two companies' customers.

    ATM SERVICE, LTD. AND THE INTRAC GROUP, LTD.'S TRADITIONAL, OFF-LINE
     BUSINESSES

    ATM and Intrac maintain an international sales and marketing staff. This marketing staff consists of subject matter experts who identify potential transactions and find buyers for the assets and services ATM and Intrac market. The members of the sales and marketing team are professionals that are generally compensated for their efforts on transactions in which they have participated on our behalf. Typically, when a sales representative has located a new marketing or business opportunity, ATM and Intrac evaluate the opportunity. If they pursue an opportunity, ATM and Intrac will negotiate with the potential customer to structure a transaction to achieve the marketing, financial and strategic objectives of the customer.

    ATM and Intrac offer the following services:

    LIQUIDATION: In a simple liquidation, ATM buys the assets of a customer for cash. This method offers the customer the lowest form of recovery for under-performing assets as the price ATM pays for the assets is usually below what it cost the customer to acquire or produce the assets. ATM's sales and marketing staff typically sells the assets at a price greater than the price ATM paid for the assets to a buyer ATM has identified before actually purchasing the assets.

    ASSET MANAGEMENT: In an asset management transaction, ATM acts as an agent and remarkets a customer's assets for cash and receives a percentage of the sale as a commission. This method generally provides a greater recovery for customers than a liquidation because ATM is generally able to sell the assets at higher prices by selling them selectively and over time rather than selling the whole lot immediately.

    COST RECOVERY: In a cost recovery transaction, ATM buys the customer's assets for cash and trade credits (a non-monetary form of currency which are discussed in more detail below) at a price that is equal to the customer's cost to acquire or produce the assets. A cost recovery transaction is more complex than the previous two transactions and has various aspects that are negotiated at the inception and during the transaction.

    The following list outlines the initial steps in a typical cost recovery transaction:

    - The first step of a cost recovery transaction starts like a liquidation:
      ATM's sales and marketing team buys the assets from the customer and then sells the assets for cash.

    - ATM pays a negotiated portion of the cash received to the customer and ATM keeps the balance of the cash. The cash payment made to the customer is the entire cash portion of the purchase price paid for the cost recovery transaction.

    - Along with the cash payment, Intrac issues the customer trade credits to make up the balance of the purchase price.

    The following example demonstrates a reason a company may enter into a cost recovery transaction:

        A company has inventory in its warehouse that it can not use or market at the prices it expected and needs to dispose of this inventory. A liquidation sale for cash would only bring 20% of the book value of the inventory. However, in a cost recovery transaction, ATM acquires the inventory for the company's full book value using a combination of cash and trade credits. The cash portion of the purchase price is slightly less than 20% of the book value and the trade credits make up the rest. The customer benefits from this transaction by avoiding the loss associated with a liquidation sale, by receiving a portion in cash from the sale and a portion in trade credits that can be used for goods and services it needs for its operations that it will be able to purchase in the future from Intrac using, typically, some combination of cash and trade credits.

    At this point, the customer will have received cash and trade credits equal to its desired recovery for the assets or services. The trade credits may be used for, or in connection with, future purchases as described below.

TRADE CREDITS

    The trade credits issued by Intrac represent the right to buy assets or services from Intrac and in most cases may only be used if some portion of cash is also paid for the assets or services. A customer can use its trade credits to purchase media, merchandise or any business services that the customer would normally purchase on an all-cash basis. Trade credits typically expire within two or more years after they are issued by Intrac. Many customers negotiate with Intrac to obtain trade credits that represent the ability to purchase media, because they have a predetermined media budget and plan for each fiscal year. The advertising and media services Intrac can obtain include radio, television, print, Internet, and outdoor advertising, such as billboards and bus stop shelters. Intrac also provides a wide range of non-media trade credits which can include virtually any other asset or business service a customer normally purchases on an all-cash basis.

    The following is an example of a non-media use of trade credits:

        A customer that normally pays $300,000 each year for courier services may request that its trade credits be used for courier services. ATM and Intrac may negotiate to provide the customer with its courier service needs for the year under the following terms: the customer may use $100,000 of its trade credits for future courier service. In the following year, the company would pay Intrac $200,000 in cash for such services and use the trade credits to pay the balance.

    The following is an example of a media use of trade credits:

        A customer that normally pays $1,000,000 for various types of advertising may request that its trade credits be used for media buys. When the customer decides to use its trade credits, the customer provides Intrac with its media plan for a specified period of time. The media plan includes times of day, audiences, markets and other specifics. Intrac then approaches media providers and negotiates the acquisition of the media required by the customer. Intrac submits an advertising media plan to its customer, based on the strategic objectives and goals of the customer, including the ratio for the trade credits to be used as well as the availability of the media that fits the customer's plan. For example, the customer may be able to use one dollar of its trade credits for every three dollars of media the customer buys from Intrac for cash. With that ratio, the customer would pay $750,000 in cash and redeem $250,000 of trade credits for its $1,000,000 media purchase.

    Intrac utilizes its buying and trading expertise to obtain and provide the services, assets, or media the customer requests. Intrac can profit from these transactions because it typically provides the service or media at a cost that is less than the amount of cash a customer must use in connection with its use of trade credits. In the courier services example, the amount of cash Intrac received is $200,000. Intrac would be able to acquire the courier services for cash, or a combination of cash and trade credits, for an actual cash cost of less than $200,000. In the media provision example, Intrac would be able to acquire the media for cash, or a combination of cash and trade credits, where the actual cash cost is less than $750,000.

    The following is an actual example of a such a transaction:

        Intrac developed a five year reciprocal trade program between an oil company and a car rental company. The oil company had lubricant it desired to sell and the car rental company required a steady supply of lubricant for its rental fleet. The oil company agreed to sell to Intrac, for resale to the car rental company, lubricant at fixed purchase prices, subject to annual negotiation, for a five year period. Intrac purchased the lubricant for a combination of cash and trade credits and sold the oil to the car rental company for cash. The oil company utilized the trade credits to purchase advertising media and special events marketing from Intrac for a purchase price of 30% trade credits and the remainder in cash.

    In connection with each of the services described above, ATM and Intrac may take care, custody, and control of any type of inventory or asset at warehouse facilities and manage the disposition process including shipping, handling, billing, collecting, and remitting to customers the proceeds of the sales made on their behalf.

    ATMCENTER.COM

    ATM Service, Ltd. plans to develop ATMcenter.com and its related web sites into a global network of wholesale business-to-business web sites branded ATMcenter.com. Through the ATMcenter.com web sites, ATM Service, Ltd. plans to assist manufacturers, retailers and industrial companies to promote their products to buyers around the world and dispose of under-performing inventory or other assets. ATMcenter.com can direct customers' products to pre-approved, pre-profiled creditworthy buyers and provide the option to bid on, buy, sell and negotiate for products and services. Simultaneously, ATMcenter.com can provide buyers with multiple pricing options, which reflect discounts based on demand, supply and quantities purchased. In January 1999, ATM Service, Ltd. began listing inventories for sale on ATMcenter.com.

    The ATMcenter.com web site will not completely automate ATM and Intrac's transactions. For example, in cost recovery transactions, ATM and Intrac will continue to negotiate directly with customers for the use of trade credits. ATM and Intrac are still early in the process of introducing their existing customers and contacts to the ATMcenter.com web site. ATM and Intrac currently refer their existing customers and new customers to the ATMcenter.com web site to view the merchandise listed on the site. To date, ATM and Intrac have not received any revenues from transactions consummated on the ATMcenter.com web site. However, we expect that once our customers and contacts become accustomed to using the Internet and our web sites as a means of buying and selling their assets and services, ATMcenter.com and its related web sites will provide customers with a more liquid and efficient market for assets and services and therefore a higher recovery for their assets.

    Through the ATMcenter.com web site, ATM plans to offer e-commerce services that will include multiple pricing and shipping options, account supervision, customer support and buyer financing with established credit terms. ATM and Intrac also plan to offer Intranet services that will enable customers to transfer or purchase and sell assets and services among their various locations or with their suppliers and customers.

    INTERNATIONAL MARKETS

    We believe that there is significant demand and opportunity for ATM and Intrac's services outside the United States. Many companies in emerging markets have limited access to information, resources and capital and will be able, through ATMcenter.com, to make their products available to, and will have access to the products of, many major manufacturers and retailers domestically and in other countries. ATMcenter.com has or is establishing numerous regional and country portals under the ATMcenter.com brand. Each of these portals links the ATMcenter.com name together with the applicable region or country. We expect that each regional and country portal will permit buyers and sellers within a region or country to trade among themselves, and allow parties outside that region or country to buy or sell products in that region or country.

    In some countries, ATMcenter.com directly markets its services, while in others, ATMcenter.com has appointed, or plans to appoint, representatives. In most cases, we plan to give ATMcenter.com's representatives the exclusive right to market ATMcenter.com's services within their territory. ATM will seek representatives that are established companies in their respective regions. ATM plans to require representatives to pay fees for the right to represent ATMcenter.com in their region depending on the size of their territory. Representatives will share in the transaction fees and membership fees that ATM receives from companies within their territory that participate in ATMcenter.com. Representatives may appoint sub-representatives within their territory. Currently, ATM
Service, Ltd. has agreements with the following companies:

    MEXICO: CORPORACION GALVEZ Y ASOCIADOS, S.A. DE C.V. (COGASA)

    ATM has entered into an agreement with Cogasa, a privately held Mexican company, to act as our exclusive distributor in Mexico to sell and promote the e-commerce and Internet services provided by ATM in Mexico. ATM and Cogasa will share in the revenues derived from annual membership fees and transaction fees earned from the products of the members that are marketed and sold through the Mexico.ATMcenter.com web site. To date, ATM has not received any membership fee or revenues from Cogasa or the Mexico.ATMcenter.com web site and we cannot assure you that we will receive any such fee or revenues.

    KOREA: KOREAN GINSENG PRODUCTS CO. LTD.

    ATM has entered into an agreement with Korean Ginseng Products Co. Ltd., a publicly traded Korean company, to act as our exclusive distributor in Korea to sell and promote the e-commerce and Internet services provided by ATM in Korea. Korean Ginseng Products has agreed to pay a fee in the form of products and will share in the revenues derived from annual membership fees and transaction fees earned from the products of the members that are marketed and sold through the Korea.ATMcenter.com web site. To date, neither ATM nor Intrac have received any membership fee or revenues from Korean Ginseng Products Co. Ltd. or the Korea.ATMcenter.com web site and we cannot assure you that we will receive any such fees or revenues.

    FUNDACION PRIMERO MEXICO

    Fundacion Primero Mexico is a foundation for the development of social and welfare programs for the citizens of Mexico. We entered into an agreement on March 25, 1999 with the Fundacion to act as the exclusive on- and off-line remarketer of the Fundacion's donated assets from Mexican corporations for an initial 24 month term which term automatically extends year to year after that until either party notifies the other in writing of its cancellation. These assets may include consumer products and services, commodities, real estate, industrial equipment, vehicles, construction services, building equipment/materials, or any other assets. We may have to issue a performance bond to guarantee our obligations under our agreement with the Fundacion.

    ATM's on- and off-line responsibilities are defined in an Operating Manual that has been mutually agreed upon by the organizations involved. Our agreement with the Fundacion requires that we remarket donations on-line for each donating company. In return, we will provide acceptable products and services that the Fundacion requires for the people of Mexico. To date neither ATM nor Intrac have received any revenues from the Fundacion Primero relationship or our related web sites and we cannot assure you that we will receive any such revenues.

    ATMCENTER.COM WEB SITE AND SOFTWARE

    We use software that we have licensed from entrade.com, Inc., a subsidiary of Entrade Inc., to operate ATMcenter.com and its related web sites. Under the license agreement with entrade.com we will be obligated to pay commissions to entrade.com for member fees and transactions executed using the entrade.com software. This license agreement and the fees are described in more detail in "Business--Entrade Inc."

    OUR STOCK ISSUANCE AGREEMENT WITH WARREN ROTHSTEIN.

    In connection with the formation of ATM Service, Ltd., Warren Rothstein received 4,000,000 shares of our common stock which are subject to forfeiture. In each fiscal quarter, commencing with the fiscal quarter ended March 31, 1999, if Mr. Rothstein provides qualifying listings of merchandise for ATM Service, Ltd. of $1,250,000 or more, 200,000 of his shares will no longer be subject to forfeiture, continuing until none of Mr. Rothstein's 4,000,000 shares are subject to forfeiture. If Mr. Rothstein does not provide sufficient listings during any quarter, he will forfeit 200,000 of his shares. To date, 1,000,000 shares have been released from the forfeiture restriction.

    CORPORATE GOVERNANCE

    We own 52% of ATM Service, Ltd. and 100% of The Intrac Group, Ltd. The boards of directors and executive officers of the two companies are identical.

      -  ATM SHAREHOLDERS AGREEMENT

    The relationship between WorldWide Web NetworX Corporation, ATM
Service, Ltd. and ATM's individual shareholders is governed by a shareholders agreement among WorldWide Web NetworX Corporation, Warren Rothstein, Thomas Settineri and Gary Levi. Rothstein, Settineri and Levi collectively own 48% of ATM Service, Ltd.'s capital stock, subject to the closing of a stock purchase agreement dated January 26, 2000 among Rothstein, Settineri, Levi and
Entrade Inc. Upon the closing of that transaction, Rothstein, Settineri, and Levi would collectively own 33% of ATM's capital stock and Entrade Inc. would own 15% of ATM's capital stock. The transaction is subject to satisfaction of certain conditions, including the execution of an amended ATM Service, Ltd. Shareholders Agreement and the approval of the Entrade Inc. shareholders. The current shareholders agreement provides for a five-member ATM Service, Ltd. board of directors consisting of two directors appointed by WorldWide Web NetworX Corporation, and one director appointed by each of Rothstein, Settineri and Levi. Certain significant corporate actions require the approval of at least one of the directors appointed by WorldWide Web NetworX Corporation. WorldWide NetworX Corporation has not yet appointed its directors. Under the shareholders agreement proposed to be executed upon the closing of the proposed Entrade Inc. purchase of ATM Service, Ltd. stock, Entrade Inc. would have the right to appoint one director and Gary Levi would no longer have that right.

    In addition, the ATM shareholders agreement provides as follows:

    TRANSFERS OF ATM SERVICE, LTD. SHARES: Without the unanimous consent of the ATM Service, Ltd. board of directors, no stockholder may encumber its shares or transfer its shares except for transfers to certain family members or upon death or in accordance with the terms of the agreement. The individual stockholders have the right to put a portion of their shares to ATM Service, Ltd. upon death. The stockholders have a right of first refusal and tag-along rights on any sale of stock by a stockholder that constitutes more than 50% of the outstanding stock of ATM Service, Ltd. The board of directors may compel a stockholder to sell and cooperate with the sale of ATM Service, Ltd. to a third party.

    FUNDING: WorldWide Web NetworX Corporation loaned $3.5 million to fund ATM Service, Ltd.'s operations with interest payable at the minimum rate permissible under the Internal Revenue Code, $1 million of which ATM has loaned to Intrac. The principal and interest accrued are due upon the earlier of 10 years, an initial public offering of ATM Service, Ltd. or the receipt of $15 million in financing for ATM Service, Ltd.

      -  INTRAC MERGER AGREEMENT

    Certain provisions that govern the management of The Intrac Group, Ltd. are set forth in the merger agreement we entered into with The Intrac Group and Messrs. Settineri and Levi in connection with our acquisition of The Intrac Group. In that agreement, WorldWide Web NetworX Corporation agreed to appoint a board of directors and executive officers currently identical to those of ATM Service, Ltd. and certain significant corporate actions require the approval of at least one of the outside directors of The Intrac Group, Ltd.

NAI DIRECT, INC.

    On September 23, 1999, we entered into a joint venture with New America Network, Inc. to form NAIdirect.com, a web site that will permit corporate, governmental and institutional users, as well as local business operators and private investors, to buy, sell, or lease commercial real estate on-line. New America Network, Inc., operating under the brands New America International and NAI, is a global partnership of real estate service providers that provides brokerage, financial and investment services, property/facilities management and strategic advisory services to the office, industrial and retail sectors.

    NAI Direct, Inc. will operate NAIdirect.com. The NAIdirect.com web site will target the global commercial property market by facilitating the initiation and management of transactions using a single-source global real estate service delivery model and NAI Direct's proprietary technologies. We expect NAIdirect.com to be operational during the first quarter of 2000. New America Network, Inc. has agreed to place all of its commercial real estate listings on NAIdirect.com and will encourage all NAI member brokers to place all of their local commercial real estate listings on NAIdirect.com. NAIdirect.com will have different portals for global and local real estate users, as well as those who intend to finance or invest in real estate. The site will offer a highly researched database so that brokers and owners can instantly access potential tenants, investors or lenders by delivering information to them electronically. It will also be designed to offer large investment properties via privately negotiated sales or auction. We anticipate that the joint venture will receive revenue from a variety of sources which will include but not be limited to membership and advertising fees, auction services and transaction fees.

    Our ownership in NAIdirect.com is held through two subsidiaries: Real
Quest, Inc. and NAI Direct, Inc. In exchange for an 80% ownership interest in Real Quest, Inc., we issued to New America Network, Inc. 750,000 shares of our common stock and delivered an additional 750,000 shares in escrow to be transferred to New America Network, Inc. upon NAI Direct earning cumulative revenue of $2,000,000 within 24 months of the launch of the NAI direct.com web site. We have also provided $1,000,000 for working capital for NAI Direct, Inc. in the form of a loan which may be drawn upon with approval from the President of NAI Direct and the Chief Financial Officer of WorldWide Web NetworX Corporation. The loan bears interest at the minimum rate permissible under the Internal Revenue Code. The principal and interest on the loan are due at the earlier of 10 years from the date of issuance or the occurrence of certain significant financing events. In addition, we have agreed to provide up to $4,000,000 in working capital within 18 months of September 23, 1999 in the form of a loan or otherwise. Furthermore, we will contribute Internet and e-commerce and asset management software to NAI Direct and will customize such technology for use with commercial real estate transactions.

    CORPORATE GOVERNANCE

    We own 80% of Real Quest, Inc. and New America Network, Inc. owns 20%. Real Quest, in turn, owns 80% of NAI Direct, Inc., subject to future dilution. The remaining 20% of NAI Direct, Inc. is owned by the executive officers of NAI Direct and New America Network, Inc. including Gerald Finn, the Chief Executive Officer of New America Network, Inc., and Jeffrey Finn, the President and Chief Operating Officer of New America Network, Inc.

    REAL QUEST, INC. SHAREHOLDERS AGREEMENT

    The Real Quest shareholders agreement between WorldWide Web NetworX Corporation, New America Network, Inc., and Real Quest, Inc., provides for a board of directors consisting of five members. New America Network, Inc. will select two directors and WorldWide Web NetworX Corporation will select two directors. The fifth director will be jointly selected by New America
Network, Inc. and WorldWide Web NetworX Corporation. Certain corporate actions require the approval of the board of directors and certain corporate actions require approval of at least three quarters of the board of directors of NAI Direct.

    NAI DIRECT SHAREHOLDERS AGREEMENT

    The terms of this shareholders agreement among Real Quest, Inc., NAI Direct, Gerald Finn, Jeffrey Finn and the other individual shareholders are substantially similar to the Real Quest shareholders agreement. The NAI Direct shareholders agreement provides for the same method of selecting the board of directors and provides for Gerald Finn and Jeffrey Finn to hold the same offices. The NAI Direct shareholders agreement also provides for the following:

    18 MONTH LOCK-UP: For the period of 18 months from September 23, 1999, none of the parties may sell any portion of their equity interests in NAI Direct without the written consent of the other parties, except for transfers to certain family members and other shareholders who are employees of NAI Direct.

    RIGHTS OF FIRST REFUSAL: In the event a shareholder of NAI direct receives an offer to purchase his or her NAI Direct shares, the shareholder must first offer the shares to NAI Direct on the same terms and if NAI Direct does not accept the offer, certain of the remaining shareholders of NAI Direct will have the right to purchase the shares on the same terms.

    TAG-ALONG RIGHTS: If Real Quest receives an offer for all of the shares of NAI Direct, Real Quest must give notice of such offer to the shareholders of NAI Direct and permit them to include their shares of NAI Direct, on a pro rata basis, in the proposed sale on the same terms.

    REPURCHASE OF EMPLOYEE'S SHARES: NAI Direct has the right, within 30 days following the last of day of employment, to purchase the shares of any employee who owns less than 2% of NAI Direct at October 31, 1999 for $.10 per share if the repurchase occurs before October 1, 2002 and $.15 if the repurchase occurs between October 1, 2002 and September 30, 2004. If NAI Direct does not exercise its right, the shareholders who owned more than 2% of NAI Direct at October 31, 1999 may exercise such right.

    DEFAULT UNDER REAL QUEST SHAREHOLDERS AGREEMENT: If there is a default and termination under the Real Quest shareholders agreement, NAI Direct will purchase all of the shareholders' shares at par value and all shareholders of NAI Direct agree to sell their shares at par value to NAI Direct.

    TWO-YEAR NON-COMPETE: Each of the parties has agreed that for a period of two years after ceasing to be a shareholder of NAI Direct, such party will not become an owner, employee or consultant of, or otherwise connected with, any business that competes with NAI Direct.

WWWX-JENCOM, LLC AND INTERCOMMERCE CHINA, LLC

    WWWX-JENCOM, LLC

    In February 1999, we entered into an acquisition agreement to purchase video technology and other assets developed by JenCom Digital Technologies, LLC. In March 1999, we formed WWWX-Jencom, LLC with JenCom Digital and contributed the purchased assets to WWWX-Jencom to establish a joint venture for the commercialization of JenCom Digital's technology products. Our investment with JenCom Digital was a condition to the Stock Purchase Agreement between us and D.H. Blair Investment Banking Corp., which served as placement agent in connection with a series of our private placements. We own 50% of WWWX-Jencom, LLC. See "Item 7. Certain Relationships and Related Transactions--D.H. Blair and JenCom Digital."

    Under our acquisition agreement with JenCom Digital, we issued 2,000,000 shares of our common stock to JenCom Digital in exchange for the video technology and other assets developed by JenCom

Digital that we contributed to WWWX-Jencom, LLC. We had also agreed to issue an additional 3,000,000 shares of our common stock to JenCom Digital if the video technology and other assets met goals set forth in the acquisition agreement. In addition, under the terms of the acquisition agreement, in March 1999, we loaned $900,000 to JenCom Digital, free of any interest. JenCom Digital assigned this loan to WWWX-Jencom. The loan is to be repaid at the earliest of (1) ten years from March 15, 1999, (2) a third-party investment in WWWX-Jencom, LLC of $10,000,000 or (3) the sale of any asset by WWWX-Jencom, LLC having proceeds exceeding $5,000,000.

    RENEGOTIATION OF THE WWWX-JENCOM, LLC OPERATING AGREEMENT

    Under the previous operating agreement for WWWX-Jencom, Henry Kauftheil, the President of JenCom Digital, was appointed to act as sole manager of WWWX-Jencom. Mr. Kauftheil was granted broad powers under the operating agreement to run the affairs of WWWX-Jencom without consulting us. In
December 1999, we executed an agreement with JenCom Digital, its parent International Commerce Exchange Systems, Inc. and others in which JenCom Digital agreed to enter into a new operating agreement which would provide that JenCom Digital share management control of WWWX-Jencom with us. In consideration of this agreement we agreed to file a registration statement for JenCom Digital's 2,000,000 shares of our common stock before May 17, 2000. This agreement also terminated JenCom Digital's right to receive the additional 3,000,000 shares of our common stock on obtaining the performance criteria listed above. Instead, International Commerce Exchange Systems received 1,500,000 shares of our common stock upon the execution and delivery of the operating agreement for InterCommerce China, LLC, described below, and is entitled to receive an additional 1,500,000 shares of our common stock if InterCommerce China becomes a public company and has either a market capitalization of $50,000,000 or a third party investment of $5,000,000.

    In January 2000, we executed an Amended and Restated Operating Agreement of WWWX-Jencom, LLC with JenCom Digital that provides that WWWX-Jencom, LLC will be managed jointly by our designee, who initially is Warren Rothstein, and Henry Kauftheil.

    JENCOM PRODUCTS

    WWWX-Jencom, LLC owns four technology products, three of which are in varying stages of development. The JenCom Digital technology products are being developed in the State of Israel and we do not have any involvement with their development or production. According to JenCom Digital, development of one product is complete. Two patent applications have been filed with respect to the technologies. Because of our recent lack of management control under the WWWX-Jencom, LLC operating agreement, we are unsure as to our economic interest in, and the status and marketability of, these technologies.

    INTERCOMMERCE CHINA, LLC

    In connection with our agreement with JenCom Digital described above, we agreed with International Commerce Exchange Systems, Inc., Henry Kauftheil, InterCommerce China, LLC, a joint venture between JenCom Digital and other parties, for which Warren Rothstein had agreed to act as the sole distributor of goods, that WorldWide Web NetworX Corporation would be issued 33.33% of InterCommerce China's equity and Mr. Rothstein shall serve as one of the three directors of InterCommerce China.

    In January 2000, we entered into an Amended and Restated Operating Agreement of InterCommerce China, LLC with International Commerce Exchange Systems, Inc., Lester Wolff International Investment, Ltd., Henry Kauftheil, Peter Zhenxiang Lu and Uncas Holdings Limited Partnership. We have a 33.33% interest in InterCommerce China, LLC. Henry Kauftheil will manage

InterCommerce China, LLC, subject to the approval of 70% of the members for major decisions that are set forth in the agreement.

    In January 2000, ATM Service, Ltd. entered into a Distribution and Operating Agreement with InterCommerce China, LLC that irrevocably appoints ATM
Service, Ltd. as exclusive agent to distribute and sell, for a ten-year term, the merchandise that InterCommerce China, LLC is entitled to redistribute from China under any agreements with China Product TradeNet Center, a Chinese government agency responsible for managing overstocked inventory in Chinese-owned factories throughout China. ATM Service, Ltd. will receive a transaction fee and a service fee based on the sales proceeds as calculated in the agreement.

ENTRADE INC.

    On February 23, 1999, we entered into a merger agreement with Artra Group Incorporated, a publicly-traded New York Stock Exchange listed company, in which we agreed to sell our Entrade Inc. subsidiary to Artra. We completed the sale on September 23, 1999. The transaction resulted in Entrade Inc. surviving as the parent of Artra and succeeding to Artra's New York Stock Exchange listing under the symbol ETA. As a result of the transaction, on September 23, 1999, we owned
1.8 million shares, or approximately 15%, of Entrade Inc.'s common stock and received $1.3 million in cash following the execution of the merger agreement. Additionally, we received $1.3 million in funding for the operations of Entrade from Artra for the period from February 28, 1999, through September 23, 1999. Since that time, the percentage of our ownership interest in Entrade has been diluted because Entrade Inc. has issued stock to other investors. See "Item 7. Certain Relationships and Related Transactions."

    entrade.com, Inc., a subsidiary of Entrade Inc., is a business-to-business e-commerce solutions provider, which owns proprietary e-commerce and online auction technologies. It licenses and utilizes these technologies to create online business communities and virtual distribution centers for the purchase and sale of corporate assets including inventories, products and services.

    ENTRADE.COM SOFTWARE

    ATM Service, Ltd. has a non-exclusive license to sublicense and to use entrade.com's proprietary software as the operating system underlying the ATMcenter.com web sites. The license is terminable by entrade.com, Inc. only upon a material breach of the license agreement by ATM Service, Ltd. or in the event of a bankruptcy or dissolution of ATM Service, Ltd. ATM Service, Ltd. issued $1,500,000 of trade credits as consideration for the license. The trade credits can be utilized for goods and services and will be reduced dollar-for-dollar as fees are earned in accordance with the schedule below on transactions entered into with entrade.com's involvement. In addition, fees will continue to be paid for as long as the companies continue to do business together.

REVENUE SOURCE                            TYPE                                      ENTRADE
--------------                            ----                                      --------
Master License Sales (Overseas)           Fixed Fee                                    50%
Sub License Sales (Overseas)              Fixed Fee                                    50%
Sub License Sales (Domestic)              Fixed Fee                                    50%
Subscription Agreements                   Variable                                     30%
Transaction Fees                          Fixed Fee                                    30%
Subscription Renewals                     Variable                                     30%
On Line Product Remarketing Sales         Marginal Profit                              10%
Countertrade Redistribution Sales         Marginal Profit                              50%

    ENTRADE.COM

    In connection with our sale of Entrade Inc., our then Chairman, President and Chief Executive Officer, Robert Kohn, was required to enter into an employment agreement with Artra Group Incorporated, that was subsequently assigned to entrade.com. At the closing of the sale on September 23, 1999, Artra required Mr. Kohn to resign all of his positions with us. Mr. Kohn continued to serve as President and Chief Executive Officer of entrade.com. Warren Rothstein, has replaced Mr. Kohn as our interim Chairman, President and Chief Executive Officer. See "Item 7. Certain Relationships and Related Transactions."

VISION TECHNOLOGIES, INC.

    We entered into a term sheet dated March 19, 1999 with Vision
Technologies, Inc., to acquire Vision for stock and cash. We advanced $650,000 in cash to Vision on March 23, 1999. JenCom Digital Technologies, LLC contributed $350,000 to Vision on behalf of WWWX-Jencom, LLC on April 28, 1999. On July 12, 1999, we agreed with Vision to amend the term sheet so that we would make an investment in Vision rather than acquire the whole company. We advanced an additional $200,000 to Vision that day. The term sheet terminated on August 26, 1999. As a result of the termination, Vision had the option to either return to us, within 180 days, the cash we advanced to Vision or to convert that amount into Vision common stock at a conversion rate specified in the term sheet at an unspecified date. To date Vision has not yet produced or sold products. We can not assure you that Vision will be able to continue to operate if it does not secure additional funding. See "Item 7. Certain Relationships and Related Transactions." See "Item 2. Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operation."

VIDEONET CORPORATION

    In July 1999, we advanced $100,000 to VideoNet Corporation, a company that is developing video conferencing technology. Our investment was secured by a 12% $100,000 convertible note. In November 1999, we agreed to convert the note and the accrued interest into shares of convertible preferred stock representing approximately 2.4% of the equity of VideoNet.

ONE WORLD DIRECT, INC.

    We own 450,000 shares, or approximately 5%, of One World Direct, Inc., a Nevada corporation doing business as One World Networks Integrated Technologies. One World Direct has a beta version of its web site, 1world1people.com, which it plans to use as a gateway for consumers to purchase products, find current information on a variety of subjects and interact directly with celebrities.

ASSETRADE.COM, INC.

    In April 1999, in connection with our acquisition of assets from Admiral Asset Group, we acquired shares of asseTrade.com, that currently represent approximately 1.2% of asseTrade.com, Inc. asseTrade.com provides traditional off-line asset recovery, disposal and marketing with Internet-based asset recovery, inventory management and on-line auctions for large industrial and commercial organizations. See "Business--Admiral Asset Group" and "Item 7. Certain Relationships and Related Transactions--Robert Kohn Related--Party Transactions."

ADMIRAL ASSET GROUP

    In April 1999, we acquired certain assets of Admiral Asset Group, Inc. including all of the non-voting common stock of asseTrade.com, Inc. in exchange for 750,000 shares of our common stock and the assumption of certain liabilities. Admiral Asset Group is a transaction finder that may bring transactions to us, ATM Service, Ltd., The Intrac Group, Ltd. or NAI
Direct, Inc.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

    FOREIGN LAWS AND REGULATIONS

    Because we have relationships with ATMcenter.com agents in Mexico, China, Colombia and Korea and plan on entering into similar relationships with representatives in other countries, and InterCommerce China has relationships in China, we may be subject to the laws of those jurisdictions. In addition, we transact business with parties in numerous foreign countries and, therefore, our business could be affected by the laws and the court systems of multiple jurisdictions. We may become subject to claims in foreign jurisdictions for violations of their laws or the laws in these jurisdictions may change or new laws may be enacted in the future that would be adverse to our business.

    INTERNET REGULATION

    We operate in an environment of tremendous uncertainty as to potential government regulation of the Internet. We believe that we are not currently subject to direct regulation of on-line commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. Any future regulation may have a negative impact on our business by restricting our method of operation or imposing additional costs. As a company with Internet related businesses, it is unclear in which jurisdictions we or the companies in which we own interests are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction.

TAXES

    ATM Service, Ltd. and The Intrac Group, Ltd. do not collect or pay sales or other similar taxes for assets or services purchased or for trade credits issued or redeemed. We may be obligated to collect or pay such taxes in the future. The imposition of sales, use, value-added or similar taxes could diminish our competitiveness and harm our business.

INVESTMENT COMPANY ISSUES

    We believe that we are actively engaged in the business of business-to-business e-commerce through our subsidiaries and companies that we are considered to "control." Under the Investment Company Act of 1940, as amended, we are presumed to control a company if we own more than 25% of that company's voting securities. We currently own 1.8 million shares, or approximately 12%, of Entrade Inc. The price of Entrade Inc. stock has more than doubled since it began trading on September 23, 1999 and our 1.8 million shares have recently had a market value of approximately $63.8 million on January 31, 2000. We may be required to register as an investment company if more than 45% of our total assets consist of, and more than 45% of our income/loss and revenue over the last four quarters is derived from ownership interests in companies we do not primarily control. Because we own neither a majority nor a controlling interest in Entrade Inc., we could fail both of the 45% tests, and be deemed an investment company under the Investment Company Act. In that event, we would have to register unless the SEC issued an order finding that we were primarily engaged in a non-investment business. Because we own only 12% of Entrade, and our percentage ownership could decline, the SEC may not issue such an order. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our companies

    In order to avoid investment company status, we may be obligated to dispose of our Entrade Inc. stock sooner than we otherwise would at prices which could be lower than they otherwise might be or we may be forced to forego an opportunity to purchase an investment security that would be important to our core operating strategy. If we are deemed an investment company, we would be in violation of the Investment Company Act and we would have to either comply with the Investment Company Act or we could be ordered to cease selling our securities and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate our business.

COMPETITION

    ENTRADE INC.

    We sold Entrade Inc. to Artra Group Incorporated in September 1999. For a description of that transaction, see "Business-Entrade Inc." Entrade Inc. owns or has equity interests in a group of business-to-business Internet companies including entrade.com, utiliparts.com, asseTrade.com, printeralliance.com, and pricecontainer.com. Entrade has also recently acquired all of the capital stock of Public Liquidations Systems, Inc. and Asset Liquidation Group, Inc., which engage in business under the name Nationwide Auction Systems. Entrade's strategy is similar to ours in that it plans to invest in and migrate the traditional off-line business transactions of its businesses onto the Internet and it operates businesses that buy and resell non-performing and other assets. Entrade principally makes investment in such companies by exchanging licenses in its transaction technologies for equity interests. In addition, Entrade's strategy encompasses e-commerce sales, marketing, and procurement applications.

    We actively encourage the companies that we have equity interests in to work together and develop relationships among each other. While we believe that WorldWide Web NetworX Corporation benefits from such relationships, we recognize that we may compete with certain of the companies that we have equity interests in, principally Entrade Inc. and its subsidiaries and affiliated companies. As a competitor, Entrade has unusual access to and knowledge of our business including the following:

    - Robert Kohn, our former Chief Executive Officer and President is Chief Executive Officer and President of entrade.com and a member of the board of directors of Entrade Inc.;

    - A number of our former employees, who were members of our technical and administrative staff, are now employees of entrade.com;

    - We rely on and are obligated to pay license fees to entrade.com for the use of its proprietary software which we use to run ATMcenter.com and its related web sites. We sold this software to Artra Group Incorporated in September of 1999 as part of the sale of Entrade;

    - We rely on the technical staff at entrade.com to maintain and upgrade all of our computer systems and software and our web sites. As a result of entrade.com's provision of technical support, entrade.com has unlimited access to all our information systems and therefore all the files and documents that are on our computer systems. We have no written agreement for the provision of these services and they may be terminated without notice;

    - We rely on entrade.com to provide us with certain administrative functions including reception and facilities management. We also share our phone system with entrade.com; and

    - We also currently share undivided office space with entrade.com which promotes communication between entrade.com employees and WorldWide Web NetworX Corporation employees. entrade.com, Inc. pays WorldWide Web NetworX Corporation the portion of lease amount applicable to its space. We plan to separate the offices of WorldWide Web NetworX Corporation and entrade.com, as well as maintain separate computer and phone systems.

    For more information regarding the transactions that caused this shift of personnel and assets from WorldWide Web NetworX Corporation to Entrade Inc., see "Item 7. Certain Relationships and Related Transactions."

    COMPETITION FACING THE COMPANIES IN WHICH WE OWN INTERESTS

    Competition for Internet products and services is intense. As the market for business-to-business e-commerce grows, we expect that competition will intensify as traditional business competitors move to the Internet and Internet competitors expand their businesses and market reach.

    In addition, some of the companies in which we own interests compete to attract and retain buyers and sellers. Several companies offer competitive solutions that compete with one or more of the companies in which we own interests. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by the companies in which we own interests. If the companies in which we own interests are unable to compete successfully against their competitors, our subsidiaries may fail.

    Many of our competitors have greater brand recognition and greater financial, marketing and other resources than the companies in which we own interests. This may place the companies in which we own interests at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

    There are a number of companies that compete with ATM Service, Ltd. and The Intrac Group, Ltd. in the asset remarketing business. The competition in this industry for transactions is intense and we expect competition to increase as traditional competitors take advantage of the Internet and e-commerce by launching web sites to advertise their products and services and communicate with potential customers. In addition, there are numerous companies that have established and, we expect, are establishing auction sites on the Internet to buy and sell products and merchandise. By expanding their markets, these companies could compete directly with ATM Service, Ltd. and The Intrac
Group, Ltd.

    COMPETITION IN ATTRACTING COMPANIES

    We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new companies. If we cannot acquire interests in attractive companies, our strategy to acquire or enter into strategic relationships with companies may not succeed.

    COMPETITION WITH COMPANIES IN WHICH WE OWN INTERESTS

    We may compete with the companies in which we own interests for Internet-related opportunities. We may also compete with the companies in which we own interests to acquire interests in business-to-business e-commerce companies, and the companies in which we own interests may compete with each other for acquisitions or other business-to-business e-commerce opportunities. The companies in which we own interests, therefore, may seek to acquire companies that we would find attractive. While we may join with the companies in which we own interests on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with the companies in which we own interests that would govern the resolution of these potential conflicts. Such competition may deter companies from entering into strategic relationships with us and may limit our business opportunities.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    ATM Service, Ltd. licenses from entrade.com the software it uses to run the ATMcenter.com web site. The license is perpetual and non-exclusive and is described more fully in the section "Business--Entrade Inc." In addition, our subsidiaries have copyrights with respect to software applications, web sites and other materials. These materials may constitute an important part of our subsidiaries' assets and competitive strengths. Federal law generally protects such copyrights for 90 years from the creation of the underlying material.

EMPLOYEES

    As of January 31, 2000,

    - WorldWide Web NetworX Corporation had 8 full time employees.

    - ATM Service, Ltd. had a staff of 13 full-time employees and utilized the services of an additional 11 persons who are employees of D&W Enterprises, a company owned by Warren Rothstein. ATM Service, Ltd. reimburses D&W Enterprises for the services of the additional 11 persons. See "Item 7. Certain Relationships and Related Transactions."

    - The Intrac Group, Ltd. had no full-time employees.

    - WWWX-Jencom, LLC had no full-time employees; all employees are paid by JenCom Digital Technologies, LLC.

    - NAI Direct, Inc. had 12 full-time employees.

    We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

ITEM 2. FINANCIAL INFORMATION.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below for each of the two years ended September 30, 1999 and 1998, and as of September 30, 1999 and 1998, have been derived from our audited financial statements. The financial data as of September 30, 1997, and for the year then ended, is that of Instra Corp., a predecessor company, and has been derived from its audited financial statements. The Company has not included financial data for periods prior to September 30, 1997, as the prior operations are not meaningful. When you read this financial data, it is important that you also read the historical financial statements and related notes included in this registration statement, as well as the section of this registration statement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." These historical results are not necessarily indicative of future results.

                                                                        YEAR ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
INCOME STATEMENT DATA:
Revenues....................................................  $  1,339     $ 50       $ --
Loss from operations........................................   (13,948)    (139)      (166)
Gain on sale of subsidiary..................................    25,426       --         --
Net income (loss)...........................................     1,440     (219)      (165)
Net income (loss) per share:
Basic.......................................................       .07     (.03)      (.02)
Diluted.....................................................       .07     (.03)      (.02)

                                                                        YEAR ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 6,234      $792          1
Short-term investments......................................   29,475        --         --
Total assets................................................   47,511       986         25
Convertible debentures......................................      815        --         --
Total stockholders' equity..................................   34,650       923         25

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

                               PLAN OF OPERATIONS

    We currently intend to pursue the following plan of operations during the next twelve months:

    INCREASE REVENUES BY DEVELOPING OUR OPERATING COMPANIES. ATM Service, Ltd. and The Intrac Group, Ltd. will continue to develop their customer bases through the efforts of their present sales and marketing team. ATM Service, Ltd. will also look to develop emerging markets through its own efforts or through representatives. We will continue to develop NAIdirect.com through our ownership in Real Quest, Inc. NAIdirect.com is presently developing its transactional web site and intends to have revenues from the site in the next twelve months.

    MONITOR AND REPORT ON OUR EQUITY INTEREST INVESTMENTS. We intend to hire additional staff to monitor, report on and help develop companies in which we have interests. This will allow us to help expand markets, services and products and improve efficiencies in these businesses. It will also allow us to constantly monitor our investments, giving us vital information for future additional investments in those businesses.

    SEEK OUT NEW INVESTMENT OPPORTUNITIES. We intend to seek out new investment opportunities through our affiliated companies and be active in the business, venture capital and Internet communities, using our cash, stock and/or Internet expertise as our capital contributions to create joint ventures.

    Our actual operating and financial results and actual plan of operations may differ materially from the stated plan of operations. Factors which may cause a change from our actual results or actual plan of operations vary but include, without limitation, decisions of our board of directors not to pursue the stated plan of operations based on its reassessment of the plan, changes in the Internet business, the wholesaling and asset recovery business and general economic conditions.

GENERAL

    We had declining and comparatively small operations until May 18, 1998 when we entered a new line of business by acquiring Keiretsu Corporation. See "Item
1. Business--History." Over the past three fiscal years, we have had $1.4 million in revenues from operations. Administrative costs incurred to date have been expended in connection with software development, marketing expenses, and operating expenses. Operating expenses have also included general and administrative expenses related to all of our activities.

EFFECT OF VARIOUS ACCOUNTING METHODS ON OUR RESULTS OF OPERATIONS

    The various interests that we acquire in the companies in which we own interests are accounted for under one of three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a company in which we own an interest.

    CONSOLIDATION. Companies in which we directly or indirectly own more than 50% of the outstanding voting securities and exercise control are generally accounted for under the consolidation method of accounting. Under this method, a company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other company stockholders in the earnings or losses of a consolidated company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated results of operations to reflect only our share of the earnings or losses of the consolidated company. ATM Service, Ltd., and The Intrac Group, Ltd. were our only consolidated companies through September 30, 1999. ATM Service, Ltd. was recorded using the equity method from December 1998 through July 23, 1999, when we acquired a controlling interest. From that date through September 30, 1999, we have consolidated ATM Service, Ltd. and included the detail of its results of operations in our consolidated results of operations.

    EQUITY METHOD. Companies whose results we do not consolidate, but over whom we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a company depends on an evaluation of several factors including, among others, representation on the company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the company. Under the equity method of accounting, the detail of a company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations. During the fiscal year ended September 30, 1999, we accounted for three companies under the equity method of accounting, WWWX-Jencom, LLC, Real Quest, Inc. and ATM Service, Ltd., as described in the previous paragraph.

    The net effect of a company's results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, as under both of these methods only our share of the earnings or losses of a company is reflected in our net results of operations in the Consolidated Statements of Operations.

    COST METHOD. Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting at cost. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations. As of September 30, 1999 we accounted for six companies under the cost method of accounting.

EFFECT OF VARIOUS ACCOUNTING METHODS ON THE PRESENTATION OF OUR FINANCIAL STATEMENTS

    The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting, the equity method of accounting or the cost method of accounting.

RESULTS OF OPERATIONS--THREE YEAR PERIOD ENDED SEPTEMBER 30, 1999

REVENUES

    Revenues were $1.3 million for the year ended September 30, 1999 and $50,000 for the year ended September 30, 1998. There were no revenues for the year ended September 30, 1997. The increase in revenue was primarily due to the acquisitions of interests in ATM Service, Ltd. and The Intrac Group, Ltd. Included in revenues for the year ended September 30, 1999, were $426,000 of consulting revenue from entrade.com which we sold in September 1999.

    We principally derive our revenue by providing inventory liquidation and asset recovery services and from the purchase and resale of advertising media, merchandise or business services through our consolidated companies, ATM Service, Ltd. and The Intrac Group, Ltd., throughout North America. We plan to expand our operations throughout the world.

    We will contract with a customer to sell for the customer large blocks of assets or inventory under asset management, liquidation, or cost recovery agreements. In an asset management agreement, we act as an agent, remarket the assets for cash, and receive a percentage of the sale as a commission.

    Under both liquidation and cost-recovery agreements, we take title to the assets and assume the risk of loss. We are not required, by either type of agreement, to make any cash payments to the customer for the assets purchased until such time as we sell the assets. These payments pertain to the portion of assets actually sold. Our ultimate cost is a contracted percent of the amount we sell the inventory for, which is uncertain until a sale occurs. Accordingly, we do not record inventory for any assets purchased under these agreements.

    The transactions conducted under asset management and cost recovery agreements can also be settled, in part, in trade credits to purchase advertising media, merchandise, or business services. Trade credits issued to customers represent the difference between the contracted value of the inventory as negotiated with the customer and the cash paid to the customer upon the sale of the inventory. Trade credits are not redeemable by customers for cash. The contracted value of the inventory is mutually agreed upon by us and the customer at the time an agreement is reached and is usually in excess of the cash liquidation value. We are not required to remit cash or any other form of payment other than trade credits for the difference between the contracted value and the cash paid for the inventory. Certain liquidation and cost recovery agreements are transacted exclusively in trade credits.

    Revenues associated with asset management and cost recovery services are typically recognized when the inventory sold is shipped. However, if the transactions involve the issuance of trade credits, we will defer a portion of the revenue attributable to cash received under asset management and cost-recovery agreements to reflect the outstanding commitment applicable to the future redemption of the trade credits.

    We issue two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services from us in exchange for trade credits and cash. The ratio of cash to combination trade credits that make up the total purchase price to be used in purchases from us are determined on a transaction-by-transaction basis. The obligation to redeem combination trade credits represents a best efforts obligation to us. The combination trade credits have neither any recordable obligation nor do they represent any fixed or determinable liability. Accordingly, no liability is recorded when combination trade credits are issued.

    To redeem combination trade credits, a customer must contact us and request that we provide advertising media, merchandise or business services. We will attempt to purchase the requested product for cash or a combination of cash and trade credits. We have no liability or obligation to the customer if we are unable to obtain any of the items requested that are not already within our inventory or that we cannot reasonably obtain. Our inventory of services is minimal at September 30, 1999. When we redeem combination trade credits, we recognize revenue equal to the cash received from the customer for the goods and services plus, if applicable, the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to the trade credits. Cost of revenue is recognized for the cash we paid for the goods and services.

    Straight trade credits are issued to purchase goods and services from us without the requirement to pay us a portion of the purchase price in cash. Straight trade credits are issued to purchase pre-negotiated types of goods and services, which have readily estimable costs. We record deferred revenue for straight trade credits approximating the estimated cost to purchase future goods and services plus a normal profit margin. When we redeem straight trade credits, we recognize revenue equal to the pro rata portion of the deferred revenue relating to straight trade credits. Cost of revenue is recognized for the cash we paid for the goods and services.

    Revenue from asset management, liquidation and cost-recovery services was $576,000 for the year ended September 30, 1999 and deferred revenue was $470,000 at September 30, 1999.

    Unredeemed Combination trade credits totaled $8,017,000 at September 30, 1999. The customer must redeem the trade credits within specified periods ranging from 2 to 5 years. Trade credits expiring in the next four years are as follows: $2,259,000 in 2000, $1,445,000 in 2001, $1,270,000 in 2002, and
$3,043,000 in 2003.

    We also generated revenue by providing consulting services during the year ended September 30, 1999. Consulting revenues are recognized in the period in which the consulting services are performed. Consulting revenues were $659,000 for the year ended September 30, 1999, of which $426,000 was attributable to Entrade which was sold in September 1999.

COST OF REVENUE

    Cost of revenue consists of goods, freight, and warehousing of inventory held for sale. Cost of revenue was $792,000 for the year ended September 30, 1999 and $36,000 for the year ended September 30, 1998. There was no cost of revenues for the year ended September 30, 1997. The increase in cost of revenue was primarily due to the increase in revenues due to the acquisitions of Entrade, ATM Service, Ltd. and The Intrac Group, Ltd.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of payroll and related costs, professional fees, consulting fees, facilities cost and marketing expenses. General and administrative expenses were $5.3 million, $140,000 and $166,000 for the years ended September 30, 1999, 1998 and 1997, respectively. The increase was primarily due to an increase in the operations of Entrade, and the acquisitions of Entrade, ATM Service, Ltd. and The Intrac Group, Ltd. As the number of our employees grew to support our operations and those of our subsidiary companies, our general and administrative costs increased.

    The increases from 1998 to 1999, excluding $1.6 million attributable to the operations of entrade.com which was sold in September 1999, were primarily due to increases in payroll and related costs of $2.1 million, professional fees of $524,000, consulting fees of $372,000, software development expense of $366,000, travel and entertainment expense $227,000 and rent of $118,000. The decrease from 1997 to 1998 was primarily due to a decrease in project costs offset by an increase in consulting expenses of $396,000.

    We expect selling, general, and administrative expenses to increase due to the consolidated companies being included in our consolidated statement of operations for the entire year and the expansion of support necessary for the increase in our growth and the growth of our consolidated subsidiaries to implement our plan of operations.

DEPRECIATION AND AMORTIZATION

    Amortization expense consists of amortization of goodwill and other intangible assets. Depreciation expense consists of depreciation of furniture, fixtures, machinery and computer equipment. Depreciation and amortization was $597,000 and $13,000 for the years ended September 30, 1999 and 1998, respectively. The increase in depreciation and amortization was primarily due to goodwill amortization of $109,000 relating to The Intrac Group acquisition, and $430,000 relating to Entrade, which was sold in September 1999.

    We expect depreciation and amortization to increase in the future due to the amortization for the acquisitions of The Intrac Group made in 1999 and possible acquisitions in the future. Goodwill relates to the acquisition of Intrac and represents 7.36% of the Company's total assets at September 30, 1999. Management has estimated the useful lives assigned to the goodwill for Intrac based on its estimated future cash flows. Management believes that there is no pervasive evidence that any material portion of goodwill will dissipate over a shorter period based on the expected future cash flows of Intrac.

WRITE-OFF OF PURCHASED RESEARCH AND DEVELOPMENT

    In March 1999, we acquired certain assets of JenCom Digital
Technologies, Inc. The total cost of the acquisition was $3 million through the issuance of 2 million shares of Common Stock. In conjunction with the acquisition of these assets, we recorded a charge to operations of $3 million for in-process research and development at the time of the acquisition, representing the fair value of products under development that had not reached technological feasibility at the time of the acquisition. We transferred our ownership interest in these assets to our 50% owned joint venture WWWX-Jencom, LLC.

    The in-process technology acquired was four significant research and development projects which the WWWX-Jencom continues to develop. The technologies acquired are VuCam, a remote-control real-time streaming video software; True Sound, a sound compression format; School Network Application, an interactive web-based system designed to facilitate involvement in school activities and the flow of school-related information; and Power Broker, a communications and trading management program.

    To date, only one of the projects has been fully developed, Power Broker, which was completed late in 1999, however, there have been no sales of Power Broker to date. Because of our recent lack of control under the WWWX-Jencom, LLC operating agreement over WWWX-Jencom, LLC, we are unsure of the remaining development project and marketing expenses.

    The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing, and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features, and technical performance requirements. Future developments in technology, changes in other products and service offerings, or other developments may cause us to alter or abandon these plans.

WRITE-OFF OF INTANGIBLES

    We evaluate impairment of our intangible and long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In making such determination, management compares the estimated future cash flow performance, on an undiscounted basis, of the underlying operations or assets as compared with their carrying value to determine the extent of any impairment charge.

    During 1999, we determined that the ATM Center System technology did not meet ATM Service, Ltd.'s current business model and decided that it would no longer use this technology to support its operations. We believe we may be able to license this technology to other users in the future, however, we have not determined whether there is a current market for this technology. Therefore, we determined that their was no value to the technology and recorded a charge to operations for the unamortized value of the technology of $5.6 million. In September 1999, ATM Service, Ltd. entered into a license agreement with entrade.com to use the Entrade Transaction Software to run ATMcenter.com.

LOSS FROM OPERATIONS

    During the year ended September 30, 1999, we incurred a loss from operations of $13.9 million compared with $139,000 and $166,000 in the years ended September 30, 1998 and 1997, respectively. The increased loss is primarily the result of increased operations and the inclusion of our consolidated subsidiaries.

GAIN ON SALE OF SUBSIDIARY

    In September 1999, we completed the sale of Entrade to Artra Group resulting in a gain of $25.4 million. We received cash of $1.3 million and 1.8 million shares of Entrade common stock, valued at $29.5 million. Additionally, we received $1.3 million in funding for operations of Entrade from Artra for the period February 28, 1999 through September 23, 1999.

IMPAIRMENT OF ADVANCES TO COMPANIES

    We continually evaluate the carrying value of our ownership interests in each of the companies in which we own interests for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in each company relative to carrying value, the financial condition and prospects of each company, and other relevant factors.

    At September 30, 1999, we evaluated the carrying value of our ownership interest in Vision Technologies, Inc. Based on our review of Vision's business plan and the lack of sufficient capital, we have recorded a 100% valuation allowance of $1.0 million representing the cash advances of $850,000 and our 50% ownership of the $350,000 in advances made by WWWX-Jencom.

INTEREST EXPENSE

    Interest expense represents interest on our convertible debt and capital lease obligations. Interest expense was $392,000 and $90,000 for the years ended September 30, 1999 and 1998, respectively.

EQUITY INCOME (LOSS)

    Equity income (loss) represents our share of the earnings or losses of our companies accounted for under the equity method. Equity income (loss) includes $417,000 of goodwill amortization relating to the amount by which our carrying value exceeded our share of the underlying net assets of ATM Service, Ltd. and $800,000 of stock compensation earned by Warren Rothstein our President and CEO for services rendered to ATM Service, Ltd. The operations of ATM Service, Ltd. are included in our consolidated operations from July 23, 1999, the date which we acquired a controlling interest, through September 30, 1999. Additionally, equity loss includes our share of the loss from WWWX-Jencom of $361,000. The losses from WWWX-Jencom are expected to continue which would further reduce our investment in WWWX-Jencom.

AMORTIZATION OF DEBT COSTS

    Deferred finance costs consist of expenses related to the issuance of the convertible debt agreements entered into in March 1999. Amortization of debt issuance costs were $155,000 for the years ended September 30, 1999. There was no amortization of debt costs in the years ended September 30, 1998 or 1997.

INTEREST INCOME

    Interest income represents interest on our cash and cash equivalents, which are primarily invested in money market accounts. Interest income was $56,000, $10,000 and $1,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

INCOME TAX EXPENSE

    Income tax expense for the year ended September 30, 1999 of $6.9 million principally results from deferred income taxes of $8.8 million related to the gain on the sale of Entrade offset by a valuation allowance of $2.9 million with respect to deferred tax assets of a subsidiary not consolidated for income tax purposes for which realization is uncertain.

NET INCOME (LOSS)

    For the year ended September 30, 1999, we had net income of $1,440,000 compared to net losses of $219,000 and $166,800 for the years ended September 30, 1998 and 1997, respectively. The increase in income resulted primarily from the gain on sale of subsidiary which was reduced by increased losses from operations.

LIQUIDITY AND CAPITAL RESOURCES

    During the three years ended September 30, 1999, we have funded our operations with a combination of cash proceeds from the sale of our common stock, convertible debentures and our Entrade Inc. subsidiary. Since inception, we have raised approximately $12.9 million from the sale of our common stock and approximately $1.5 million from the sale of our convertible debentures. Proceeds from the sale of Entrade Inc. stock generated cash proceeds of approximately $2.6 million.

    Cash used in operations increased to approximately $3.4 million in 1999 compared to $95,000 in 1998, as a result of our increased operating expenses which were only partially offset by increased net revenues and a decrease in accounts receivable.

    Cash used in investing activities increased to approximately $4.1 million in 1999 compared to $145,000 in 1998, as a result of acquisitions of ownership interests in companies of $3.0 million, advances to companies of $2.9 million, and acquisitions of technology of $750,000, offset by proceeds from the sale of a portion of our Entrade Inc. subsidiary of $2.6 million. Our acquisitions of ownership interests in companies consisted of $1.1 million for BarterOne (which subsequently became Entrade Inc.), $1.5 million for our wholly-owned subsidiary, The Intrac Group, Ltd. and $675,000 for a cost-basis investment in One World Direct partially offset by cash acquired. Our advances to companies included $900,000 advanced to WWWX-Jencom, LLC of which $350,000 was advanced to Vision Technologies, $850,000 advanced directly to Vision Technologies, and $100,000 advanced to VideoNet. Our acquisition of technology was for the ATM Center System, a proprietary system for online electronic trading and banking from a company in which Robert Kohn, our former Chairman, Chief Executive Officer, President and principal shareholder had, at the time he held such positions, an ownership interest. We purchased $206,000 of property and equipment for our operations.

    Consolidated working capital increased to $23.9 million at September 30, 1999, compared to $778,000 at September 30, 1998. The increase was primarily due to the net proceeds from the equity and debentures we sold in 1999 and the cash and stock proceeds we received from the sale of our Entrade Inc. stock, offset by the cash used in operations, our acquisitions of ownership interests in and advances to companies and our acquisition of technology. Our ability to sell our shares of Entrade is subject to a one-year restriction, which expires in September 2000, after which our ability to sell may be limited by market considerations. Excluding our marketable securities, we would have a working capital deficit at September 30, 1999, of $5.6 million.

    Our operations are not capital intensive and we have not incurred significant capital expenditures through September 30, 1999 and do not anticipate significant capital expenditures in fiscal 2000. There were no material capital asset purchase commitments at September 30, 1999.

    We have committed to directly provide up to $1,000,000 of funding to our affiliated company, NAI Direct, Inc., to fund its operations and to loan or otherwise obtain $4,000,000 of additional funding for NAI Direct before March 2001.

    Our 6% cumulative convertible debentures are due in March 2000. If the holders of the Convertible Debentures do not convert to common stock, we will have to pay $990,000 plus interest and related costs to the holders in March 2000.

    We believe that cash and cash equivalents on hand at September 30, 1999, will be adequate to fund our current operating needs and those of our consolidated subsidiaries at current levels at least through the end of fiscal year 2000. In order to implement our growth strategy of making additional investments in or advances to our companies, we will need additional cash resulting from either the proceeds of loans against our Entrade Inc. stock, the sale of a portion or all of our Entrade Inc. stock or from future equity offerings. We cannot be sure that we will be able to borrow against our Entrade Inc. stock, sell our Entrade Inc. stock at a desirable price or be able to obtain the additional equity funding at an acceptable valuation or at all. Further, if we sell a portion of our Entrade Inc. stock we would be subject to income taxes based on the value of the Entrade Inc. stock at the time of the sale. If we cannot raise the additional funding, we may be forced to curtail our planned growth strategy and reserve our cash resources to fund our ongoing operations.

COST OF YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products were coded to accept only two-digit entries in date code fields. Both before and after the year 2000, these date code fields will need to accept four-digit entries to enable the computer systems and software products to distinguish twenty-first century dates from twentieth century dates. Any of our computer programs or hardware that have date-sensitive software or embedded computer chips which have not been upgraded to be compliant with the requirements of the year 2000 changeover may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to properly process transactions internally or in conjunction with external computer systems on which we depend to provide our customers with our product and services. Although we have not suffered from any of these types of events to date, we may do so in the future.

OUR GENERAL READINESS

    The year 2000 requirements affect the computers, software and other equipment that we use, operate or maintain for our operations. Substantially all of our software was developed after awareness of these issues became wide spread in the software industry, such that our software was designed with reference to preventing year 2000 related difficulties from arising. Nonetheless, we have adopted an internal policy to ensure that our product remains year 2000 compliant. To the best of our knowledge, none of our internal systems or equipment which are necessary for the conduct of our business has any defects, errors or deficiencies relating to the year 2000 which are not capable of being remedied.

COST OF OUR YEAR 2000 EFFORTS

    We have incurred no direct expenses since our inception in connection with this process, and do not expect to incur any significant additional expenditures in this regard.

MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS

    We believe that it is not possible to determine with complete certainty that all year 2000 related problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are numerous. We believe that there exists the potential for a significant number of operational inconveniences and inefficiencies, and possible disputes and claims related to products or services used or provided by us.

CONTINGENCY PLANS

    We have taken measures to ensure that our internal systems and equipment are year 2000 compliant for both hardware and software. All of our operating systems on all critical servers have been upgraded, and all individual computers and tools have been verified as year 2000 compliant. We perform a daily back-up of all critical information. In the event of a failure, we estimate that the information technology infrastructure necessary to run our internal business operations could be restored.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS.

    We currently hold corporate equity securities of Entrade Inc., and money market instruments. These investments are denominated in U.S. dollars. Investments in corporate equity instruments carry a degree of risk. Holdings of the equity securities of Entrade Inc. are subject to market risk and the value of our holdings may continue to fluctuate. Since September 30, 1999, the value of our Entrade stock has fluctuated from a low of $25.4 million to a high of $100.3 million on January 13, 2000. The value of our Entrade stock was $63.8 million at close of trading January 31, 2000. Historically, our investment income has not been material to our financial results, and we do not expect that changes in interest rates will have a material impact on the results of operations.

    We also have issued fixed-rate debt, which is convertible into our common stock at a pre-determined conversion price. Convertible debt has characteristics that give rise to both interest rate risk and market risk because the fair value of the convertible security is affected by both the current interest rate environment and the underlying price of our common stock. For the year ended September 30, 1999, our convertible debt, on an if-converted basis, was dilutive, however it had no impact on our diluted net income per share. In future periods, the debt may be converted, or the if-converted method may be dilutive and diluted net income per share would be reduced. See Note 6 to the financial statements for additional information with respect to our convertible debt.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This registration statement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

    - plans for and ability to hire additional personnel, including a full time Chief Executive Officer;

    - separating our office space and administrative and technology services from entrade.com, Inc.

    - business strategy, including transacting business on our web sites and developing the companies in which we own interests;

    - expectations for future expansion both in the U.S. and internationally;

    - anticipated growth in revenue;

    - uncertainty regarding our future operating results;

    - anticipated sources of funds to fund our operations; and

    - plans, objectives, expectations and intentions contained in this registration statement that are not historical facts.

    All statements, other than statements of historical included in this registration statement, regarding our strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this registration statement, the words "will", "believe", anticipate", "intend", estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this registration statement. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this registration statement are reasonable, we can give no assurance that theses plans, intentions or expectations will be achieved.

ITEM 3.  PROPERTIES.

    Our corporate headquarters are located at 521 Fellowship Road, Suite 130, Mount Laurel, New Jersey. Our lease commenced on July 19, 1999 with a term of
61 months. Our monthly rent over the term of the lease ranges from approximately $11,000 to $26,000.

    ATM Service, Ltd. has a lease for offices at 220 White Plains Road, Tarrytown, NY. The lease commenced on October 1, 1999 for a term of five years. The monthly rent over the term of the lease ranges from approximately $12,900 to $17,300.

    The Intrac Group, Ltd. has a lease for offices at 424 Madison Avenue, New York, NY. The Intrac Group, Ltd.'s lease commenced on October 1, 1997 with a term of five years. The monthly rent over the term of the lease ranges from approximately $8,000 to $9,300.

    NAI Direct, Inc. rents office space from New America Network, Inc. on a month to month basis, for $5,000 per month, while it looks for permanent office space in central New Jersey.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of December 31, 1999:

    - each person known by us to beneficially own 5% or more of our outstanding common stock;

    - each of our directors and executive officers; and

    - each executive officer named in the summary compensation table.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding. Percentage of beneficial ownership is based upon 39,265,591 shares of common stock outstanding at December 31, 1999. To our knowledge, except as set forth in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                               NUMBER OF SHARES         PERCENT
                                              BENEFICIALLY OWNED   BENEFICIALLY OWNED
                                              ------------------   ------------------
OFFICERS AND DIRECTORS

Warren Rothstein(1).........................        4,000,000(2)          10.18%

Thomas A. Settineri(3)......................          750,000              1.91%

Gary K. Levi(3).............................          250,000                (4)

William F. Weld(5)..........................               --                --

Allan M. Cohen(6)...........................               --                --

Michael E. Norton(6)........................               --                --

All directors and executive officers as a
  group (7 persons).........................        5,000,000             12.73%

FIVE PERCENT STOCKHOLDERS

Robert D. Kohn..............................        4,340,000(7)          11.05%

D.H. Blair Investment.......................        2,222,967(8)           5.66%
Banking Corp.
44 Wall Street
New York, NY 10005

JenCom Digital Technologies, LLC............        2,000,000              5.09%
220 West 19(th) Street
12th Floor
New York, NY 10011

------------------------

(1) c/o ATM Service, Ltd., 220 White Plains Road, Tarrytown, NY 10591.

(2) 3,000,000 of Warren Rothstein's shares of common stock are subject to forfeiture provisions under a stock issuance agreement.

(3) c/o The Intrac Group, Ltd., 424 Madison Avenue, New York, NY 10017.

(4) Less than 1%.

(5) c/o McDermott, Will & Emery, 50 Rockefeller Plaza, New York, NY 10020.

(6) c/o WorldWide Web NetworX Corporation, 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054.

(7) Does not include an aggregate of 2,741,666 shares owned by Mr. Kohn's adult children.

(8) Includes warrants exercisable for 222,967 shares of common stock. Does not include warrants exercisable for 150,000 shares of common stock held by Engex, Inc., a closed-end mutual fund whose investment advisor is an affiliate of D.H. Blair; warrants exercisable for 255,000 shares of common stock held by officers and employees of D.H. Blair; or shares to which D.H. Blair may have a claim that it is entitled to relating to our failure to file a registration statement covering the 2,000,000 shares of common stock that D.H. Blair purchased in March 1999.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

                                   MANAGEMENT

    Our directors and executive officers are as follows:

NAME                               AGE                        POSITION
----                             --------   --------------------------------------------
Warren Rothstein...............     52      Chairman of the Board, Interim President and
                                            Chief Executive Officer

John T. Banigan................     50      Senior Vice President--Affiliate Development

Michael E. Norton..............     49      Vice President--Finance, Chief Financial
                                            Officer and Director

Allan M. Cohen.................     29      Vice President, General Counsel, Secretary
                                            and Director

William F. Weld................     54      Director

Thomas A. Settineri............     54      Director

Gerald C. Finn.................     69      Director

    WARREN ROTHSTEIN has been our interim Chairman, President and Chief Executive Officer since September 1999. Mr. Rothstein will resign his positions as Chairman, and Chief Executive Officer of WorldWide Web NetworX Corporation as soon as a suitable candidate is found to replace him and assume on a permanent basis the offices which he now holds. Warren Rothstein has been President, Chairman and a Director of ATM Service, Ltd. since February 10, 1999. Since December of 1983, Mr. Rothstein served as Chief Executive Officer of D & W Enterprises Inc., a wholesale remarketing company.

    JOHN T. BANIGAN has been our Senior Vice President--Affiliate Development since January 2000. From 1996 to 1999, Mr. Banigan served as a management consultant in Financial Services Consulting for KPMG Peat Marwick LLP. From 1992 to 1996, Mr. Banigan was a Managing Director of BG Capital Corporation/Buckingham Partners L.P., a merchant banking boutique. From 1989 to 1992, Mr. Banigan served as Senior Vice President of The Hongkong and Shanghai Banking Corporation. From 1986 to 1989, Mr. Banigan was a Managing Director of B.A.I.I. (Asia) Limited, the Asian-based merchant banking arm of Banque Arabe et Internationale D'Invetissement. From 1972 to 1986, Mr. Banigan served in various functions for Chemical Banking Corporation including as senior corporate officer for the China Region based in Hong Kong and Country Manager for Mexico resident in Mexico City. Mr. Banigan received his bachelor's degree in international economics from the School of Foreign Service at Georgetown University.

    MICHAEL E. NORTON has been our Vice President--Finance and Chief Financial Officer since April 1999 and a Director since June 23, 1999. From October 1996 until March 1999, Mr. Norton was controller for CDnow, Inc., a publicly-traded Internet company. From August 1988 until January 1996, Mr. Norton was supervisor of corporate accounting at Ingersoll-Rand. Mr. Norton received his bachelor of arts degree in math from Rutgers University and is a Certified Management Accountant and Certified Financial Manager. Mr. Norton is a member of the Institute of Management Accountants and the American Production and Inventors Control Society.

    ALLAN M. COHEN has been our Vice President and General Counsel since
June 1, 1999 and Secretary and a Director since June 23, 1999. Mr. Cohen has also served as general counsel and secretary of ATM Service, Ltd. since
July 23, 1999. From 1997 to June 1999, Mr. Cohen was an associate attorney in the New York office of the law firm of McDermott, Will & Emery in the corporate department. From 1994 until 1997, Mr. Cohen was a student at the University of Virginia School of Law. From 1992 to 1994, Mr. Cohen was a member of the audit staff in the Washington, D.C. office of Arthur Andersen & Co. Mr. Cohen received his bachelor of science degree in accounting from the Pennsylvania State University in 1992 and his juris doctor degree from the University of Virginia School of Law in 1997. Mr. Cohen is a Certified Public Accountant and is admitted to practice law in the State of New York.

    WILLIAM F. WELD has been one of our Directors since December 1999. Since 1997, Mr. Weld has been a partner in the New York and Boston offices, of the law firm of McDermott Will & Emery and is currently partner-in-charge of its New York office. In 1991, Mr. Weld was elected as the governor of the Commonwealth of Massachusetts and served for six years. From 1988 to 1990, Mr. Weld was a senior partner at Hale & Dorr LLP, a Boston law firm. From 1986 to 1988,
Mr. Weld served as assistant U.S. attorney general in charge of the criminal division of the United States Department of Justice. From 1981 to 1986,
Mr. Weld was the United States Attorney for Massachusetts. Mr. Weld received his bachelor's degree from Harvard College, a diploma in international economics from Oxford University and his juris doctor degree from Harvard Law School.
Mr. Weld serves as a director of Affiliated Managers Group, Inc., a New York Stock Exchange listed company.

    THOMAS A. SETTINERI has served as one of our Directors and has been President and Chief Executive Officer of ATM Service, Ltd. since July 23, 1999. Since 1991, Mr. Settineri has been Chairman and Chief Executive Officer of The Intrac Group. From 1974 to 1991, Mr. Settineri was President and Chief Operating Officer of The Mediators, Inc., a privately held New York based company, which was involved in marketing solutions and asset management programs for its customers. Mr. Settineri received his bachelor of arts degree in economics from Cornell University in 1969.

    GERALD C. FINN has served as one of our Directors since February 2000 and has been President and Chief Executive officer of NAI Direct, Inc. since its founding in September 1999. Mr. Finn is the principal founder of New America Network, Inc. and served as New America Network, Inc.'s President from its inception in 1974 through 1995. From 1995 to the present, Mr. Finn has been Chief Executive Officer of New America Network, Inc., and in 1990 he was elected Chairman of the Board, a position he currently holds. Mr. Finn attended Rutgers University and is a licensed real estate broker in New Jersey, New York, Pennsylvania and Florida.

BOARD OF DIRECTORS

    We currently have six Directors. All Directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. The Board of Directors is searching for and intends to appoint two additional outside directors to the current Board of Directors. Under the terms of the Agency Agreement between WorldWide Web NetworX Corporation and D.H. Blair Investment Banking Corp., dated May 26, 1999, D.H. Blair was given the right to appoint one of our outside Directors but has not exercised that right. As a condition to Mr. Weld's appointment to our board of directors, we increased the amount of coverage under our director and officer liability insurance to $10 million.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have established two standing committees of our Board of Directors: an Audit Committee and a Compensation Committee. The basic functions of these committees are summarized below.

    AUDIT COMMITTEE. The audit committee, which currently consists of Mr. Weld, will recommend the appointment of our independent public accountants, review and approve the scope of the annual audit and review the results thereof with our independent accountants. The audit committee also will assist the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and review the continuing effectiveness of our business ethics and conflicts of interest policies.

    COMPENSATION COMMITTEE. The compensation committee, which currently consists of Mr. Weld, will recommend to the Board the salaries, bonuses and stock awards received by our executive officers. The compensation committee is also responsible for administering our 1999 Equity Compensation Plan. The compensation committee will determine the recipients of awards, sets the exercise price of shares granted, and determines the terms, provisions and conditions of rights granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the establishment of the compensation committee, the Board of Directors set the compensation of our officers including those executive officers on the Board. Several members of the Board had a personal interest in a number of transactions in which we have engaged which are described in the section titled "Item 7. Certain Relationships and Related Transactions."

DIRECTOR COMPENSATION

    Directors who are also our employees or employees of our subsidiaries receive no additional compensation for their services as Directors. Directors who are not our employees will not receive a fee for attendance at meetings of the Board of Directors, but they will be reimbursed for their out-of-pocket expenses in connection with their activities as Directors. Our outside Directors may be granted options under our 1999 Equity Compensation Plan as consideration for their services.

ITEM 6.  EXECUTIVE COMPENSATION.

    The table below summarizes information concerning the total compensation for the fiscal year ended September 30, 1999 for our current and former Chief Executive Officer. None of our other executive officers received compensation in excess of $100,000 during the year ended September 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM-
                                                                    COMPENSATION
                                                                    ------------
                                               COMPENSATION AWARD    SECURITIES
                                               ------------------    UNDERLYING
NAME                                                 SALARY         OPTIONS (#)    OTHER COMPENSATION
----                                           ------------------   ------------   ------------------
Robert D. Kohn...............................      $98,000(1)             0              $2,475
Warren Rothstein.............................      $76,480(2)             0              $6,294

------------------------

(1) This salary paid to Mr. Kohn was the actual amount paid by our then wholly-owned subsidiary, entrade.com.

(2) This salary paid to Mr. Rothstein was the actual amount paid by our 52%-owned subsidiary, ATM Service, Ltd.

1999 EQUITY COMPENSATION PLAN

    Our 1999 Equity Compensation Plan was adopted by the Board of Directors in July 1999. The purpose of our 1999 Equity Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide an additional incentive to our employees, directors and consultants and to promote the success of our business. Our 1999 Equity Compensation Plan provides for the issuance to our employees, non-employee directors and eligible advisors and consultants shares of common stock pursuant to the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options and restricted stock. At our next annual meeting, we plan to submit the Plan to our stockholders for approval. If the Plan is not approved by our stockholders, we will still be able to issue non-qualified options but not incentive options and any incentive options granted before our next annual meeting will be converted into non-qualified options.

    A total of 3,860,000 shares of our common stock have been reserved for issuance under our 1999 Equity Compensation Plan. The Plan is administered by the compensation committee of our Board of Directors that currently consists of Mr. Weld. We plan to expand the Board of Directors to add two additional independent directors who will join Mr. Weld on the committee. Subject to the provisions of the Plan, the committee has the authority to determine to whom stock options and restricted stock awards are granted and the terms of any such grant, including the number of shares subject to, the exercise price and vesting provisions of, the award. The option price per share of the common stock under the Plan will be determined by the compensation committee at the time of each grant, provided, however, that the exercise price per share of any incentive stock option may not be less than the fair market value of our common stock at the time of the grant of such option. In addition, if any person possessing more than 10% of the voting power of all classes of our outstanding capital stock is granted incentive stock options, the exercise price per share must equal at least 110% of the fair market value of our common stock on the grant date and the term of the option may not exceed five years. Payment for the exercise of an option may be made by cash, check or any other instrument as the compensation committee may accept, including at the discretion of the compensation committee unrestricted shares of our common stock. If we undergo a change of control, all outstanding options and restricted stock will become fully vested unless the compensation committee determines otherwise. In a change of control situation, the compensation committee may require that an option holder surrender his or her stock options in exchange for a number of shares of our common stock with a value equal to the excess of the fair market value of the surrendered stock over the option price of such stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    On July 7, 1999, we entered into an amendment to a Shareholders Agreement with Warren Rothstein and ATM Service, Ltd. originally dated December 1, 1998 in which Mr. Rothstein agreed that all business transactions that he contemplated and entered into until June 1, 2005, would be done for and on behalf of ATM Service, Ltd.

    On July 23, 1999, ATM Service, Ltd. and The Intrac Group, Ltd. each entered into a ten-year employment agreement with Thomas A. Settineri. Under these agreements, ATM and Intrac, each agreed to employ Mr. Settineri as their President and Chief Executive Officer and jointly pay him an annual salary of $400,000. Mr. Settineri may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Settineri's employment is terminated before July 23, 2004 by Mr. Settineri without good reason, or by ATM or Intrac for cause, or without cause but with a mutually agreed upon severance package, Mr. Settineri is restricted from competing in any way with us or our subsidiaries until July 23, 2004.

    On July 23, 1999, ATM Service, Ltd. and The Intrac Group, Ltd. each entered into a ten-year employment agreement with Gary K. Levi. Under these agreements, ATM and Intrac, each agreed to employ Mr. Levi as their Chief Operating Officer and jointly pay him an annual salary of $200,000. Mr. Levi may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Levi's employment is terminated before July 23, 2004 by Mr. Levi without good reason, or by ATM or Intrac for cause, or without cause but with a mutually agreed upon severance package, Mr. Levi is restricted from competing in any way with us or our subsidiaries until July 23, 2004.

    On September 23, 1999, NAI Direct, Inc. entered into a three-year employment agreement with Gerald C. Finn. Under this agreement, NAI Direct agreed to employ Mr. Finn as its Chief Executive Officer at an annual salary of $150,000.
Mr. Finn may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Finn's employment is terminated before the end of the three-year term, by NAI Direct for cause or by Mr. Finn without good reason, Mr. Finn may not compete directly with us or our subsidiaries for a period of two years following the date of such termination. If Mr. Finn terminates his employment with us for good reason, we must provide him with severance pay in a lump sum amount equal to the greater of (1) 50% of his then annual salary or
(2) the salary Mr. Finn would have received during the remaining term of the agreement.

    On September 23, 1999, NAI Direct, Inc. entered into a three-year employment agreement with Jeffrey Finn. Under this agreement, NAI Direct agreed to employ Mr. Finn as its President at an annual salary of $135,000. Mr. Finn may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Finn's employment is terminated before the end of the three-year term, by NAI Direct for cause or by Mr. Finn without good reason, Mr. Finn may not compete directly with us or our subsidiaries for a period of two years following the date of such termination. If Mr. Finn terminates his employment with us for good reason, we must provide him with severance pay in a lump sum amount equal to the greater of (1) 50% of his then annual salary or (2) the salary Mr. Finn would have received during the remaining term of the agreement.

    On January 14, 2000, we entered into a three-year agreement with John T. Banigan under which he will serve as a Senior Vice President of WorldWide Web NetworX Corporation. Mr. Banigan's compensation includes an annual salary of $185,000, a signing bonus of $15,000, an annual bonus of at least $15,000 and 250,000 options to purchase our common stock vesting over a period of four years. Mr. Banigan agreed not to compete with us during his employment and for one year after his termination or the expiration of the employment agreement.

    In October 1999, we agreed in principal and in February 2000 we entered into a one-year agreement with Robert D. Kohn under which he will act as a finder and/or financial consultant for us. Mr. Kohn will receive $60,000 annually as a non-refundable draw against future finder's fees. We will also pay Mr. Kohn a finder's fee for any introductions he makes for us that result in a transaction in which either our securities are purchased by the party introduced to us by Mr. Kohn or in which we acquire the securities of the introduced party. Mr. Kohn's finder's fee will be equal to a percentage of the consideration paid in the facilitated transaction, ranging from 5% for the first $1,000,000 to 1% of any consideration in excess of $7,000,000.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    ROBERT KOHN RELATED-PARTY TRANSACTIONS

    This section describes a number of transactions in which WorldWide Web NetworX Corporation or one of its subsidiaries was a party and in which Robert Kohn had a direct or indirect material interest.

ROBERT KOHN'S POSITIONS

    Robert Kohn held the following positions, relationships and ownership interests during the periods indicated:

    - Director of WorldWide Web NetworX Corporation from May 8, 1998 to September 23, 1999 and President and Chief Executive Officer of WorldWide Web NetworX Corporation from May 18, 1998 to September 23, 1999;

    - The holder of more than 5% of the common stock of WorldWide Web NetworX Corporation from May 1998 to the present;

    - A strategic planner of business development for marketing and sales of PECO Energy Company from February 1996 to March 1, 1999;

    - The President of BarterOne, LLC, from its formation to its dissolution;

    - The owner of an option to acquire a 4.5% membership interest in BarterOne, LLC which was granted to Mr. Kohn by PECO Energy Company in exchange for certain salary and other compensation concessions;

    - A 33 1/3% owner of Positive Asset Remarketing, Inc. with a right to receive 50% of its interest in asseTrade.com, Inc.;

    - An employee of Artra Group Incorporated from February 23, 1999 to September 23 1999, at which time his employment agreement was assigned to Entrade Inc;

    - A holder of options exercisable for 1,000,000 shares of Entrade Inc. common stock at a price of $2.75 per share;

    - President and Chief Executive Officer of asseTrade.com, Inc. from December 1998 to the present; and

    - Brother to Marlene Goss, a principal of EduNEXT.

OTHER PARTIES

    The other parties involved in the transactions described in this section include the following entities:

    - PECO Energy Company: an electric and natural gas service provider in southeastern Pennsylvania.

    - Energy Trading Company: a wholly owned subsidiary of PECO Energy.

    - BarterOne, LLC: a limited liability company which was incorporated in Delaware in 1997 as a joint venture between Energy Trading Company and Global Trade Group to serve as PECO Energy's Internet development unit. BarterOne did business as entrade.com and was dissolved in 1999.

    - Positive Asset Remarketing, Inc.: a company providing asset recovery services to global customers.

    - entrade.com, Inc.: a subsidiary of Entrade Inc. which we sold to Artra Group Incorporated in a transaction which closed on September 23, 1999.

    - assetTrade.com, Inc.: a provider of traditional off-line asset recovery, disposal and marketing with Internet-based asset recovery, inventory management and on-line auctions for large industrial and commercial organizations.

TRANSACTIONS BEFORE THE SALE OF ENTRADE

    WORLDWIDE WEB NETWORX CORPORATION PURCHASED 51% OF BARTERONE FROM ENERGY
     TRADING COMPANY

    In December 1998, we acquired from Energy Trading Company, its 51% membership interest in BarterOne, LLC for consideration of $480,000 and 416,666 shares of our common stock. As a result of the September 23, 1999 closing of our sale of Entrade Inc. to Artra, and pursuant to an adjustment in the valuation of Entrade, PECO Energy Company returned its certificate representing 416,666 of our shares and we issued to PECO a certificate representing 73,450 of our shares. To enable us to acquire the 51% membership interest of Energy Trading Company in BarterOne, Mr. Kohn returned his option to purchase 4.5% of BarterOne. As consideration for the return of this option, we agreed to issue to Mr. Kohn 475,000 shares of our common stock.

    WORLDWIDE WEB NETWORX CORPORATION LICENSED MARS SOFTWARE TO BARTERONE

    In December 1998, we entered into an oral license agreement with BarterOne, LLC, in which we granted an exclusive, perpetual and royalty-free license for the use of the MARS System computer software, an Internet based e-commerce application, to BarterOne. The agreement memorializing the license was executed in May 1999 with entrade.com which received all of BarterOne's rights under the license.

    We transferred all of the assets of BarterOne, including the license for the MARS System, to Entrade Inc. as part of our sale of Entrade Inc. to Artra Group Incorporated in September 1999. Entrade Inc. subsequently transferred those assets to its subsidiary entrade.com.

    WORLDWIDE WEB NETWORX CORPORATION PURCHASED ORBIT SYSTEM AND ASSETRADE.COM
     INTEREST FROM POSITIVE ASSET REMARKETING

    In January 1999, we purchased, for 3,500,000 shares of our common stock, assets from Positive Asset Remarketing including all the rights of Positive Asset Remarketing under a license from BarterOne to the ORBIT System Software and 25% of asseTrade.com, Inc.'s common stock

    WORLDWIDE WEB NETWORX CORPORATION PURCHASED ATM SOFTWARE/METHODOLOGIES FROM
     POSITIVE ASSET REMARKETING.

    In February 1999, we purchased, for 3,500,000 shares of our common stock and $750,000, all of Positive Asset Remarketing's rights to the ATM System which included proprietary banking and trade operations that establish on-line electronic trading and commerce functions.

    WORLDWIDE WEB NETWORX CORPORATION SALE OF ENTRADE INC. TO ARTRA GROUP
     INCORPORATED

    In February 1999, we entered into a merger agreement with Artra for the sale of our Entrade Inc. subsidiary. Our Entrade subsidiary contained the following assets:

    - our 25% interest in the Class A voting shares of assetTrade.com, Inc.;

    - our 100% membership interest in BarterOne, LLC;

    - a non-customized version of the ORBIT System;

    - a new entrade.com transaction software that was developed by entrade.com; and

    - other assets of our subsidiary Entrade Inc.

    In connection with this transaction, we received the following consideration:

    - $800,000 in cash;

    - a $500,000 promissory note which has since been paid;

    - 1,800,000 shares of the outstanding equity securities of Entrade Inc; and

    - $1,302,000 in funding of Entrade's operations from the date of the merger agreement through its consummation.

    In connection with the sale of our Entrade subsidiary to Artra, on February 23, 1999, the following person entered into agreements with Artra or an entity affiliated with Artra:

    - Robert D. Kohn entered into a three-year employment agreement with Artra, at an annual salary of $165,000. He also received an option to purchase 1,000,000 shares of Artra stock at an exercise price of $2.75 per share. Mr. Kohn also agreed during the term of the employment agreement and for an additional period of one year after termination or expiration, unless terminated because of a change in business purpose, that neither he nor any corporation or entity in which he may be interested will at anytime engage in any competitive business or solicit, hire or contract for services or employ any of the executives of Artra.

    - Robert D. Kohn entered into a non-competition agreement with the new Entrade or its successor for a four-year term after the closing of the sale of Entrade to Artra.

    - Robert D. Kohn entered into a non-qualified stock option agreement whereby Artra granted Mr. Kohn an option to purchase any part or all of 1,000,000 shares of Artra's common stock at an exercise price of $2.75 per share subject to vesting as follows: one-third on December 1, 1999, one-third on February 18, 2000 and one-third on February 18, 2001.

TRANSACTIONS AFTER THE SALE OF ENTRADE

    NEW ENTRADE.COM SOFTWARE LICENSE

    In September 1999, our subsidiary, ATM Service, Ltd., licensed from entrade.com, Inc. the new entrade.com software which we had sold in connection with our sale of our Entrade subsidiary. ATM Service, Ltd. agreed to pay a one-time licensing fee equal to $1,500,000 in trade credits to entrade.com in September and agreed to make royalty payments equal to a percentage of all revenues from transactions generated by using the licensed software. The royalty payment percentage varies from 10% to 50% depending on the type of transaction.

    EMPLOYEE DEPARTURES

    In addition, the following people terminated their employment with us to take positions with Entrade Inc. as a result of our sale of the Entrade subsidiary:

    - Alex Polkhovsky--a senior developer who played a major role in developing the MARS system online auction software and ORBIT system software;

    - Luc Morgan--a managing project engineer whose duties included the procurement, implementation and deployment of high end web servers for ORBIT applications and supervising implementation, debugging and development of ORBIT software; and

    - George Losse--a senior graphics designer.

EDUNEXT

    We entered into an agreement with Marlene A. Goss, and Fern Entrekin dated as of June 13, 1998. Ms. Goss is the sister of Robert Kohn. Ms. Goss and
Ms. Entrekin developed an educational program to provide solutions to schools to build learning communities. The agreement contemplated the formation of a subsidiary of WorldWide Web NetworX Corporation, to be named EduNEXT, and the development of related web sites. We agreed to acquire the educational program in exchange for the following:

    - $50,000 of our stock, at $2.50 per share, to be paid as follows: 10,000 shares to be delivered upon the execution of the agreement and an additional 10,000 shares to be delivered one year from the execution of the agreement; and

    - $53,500 in working capital with $15,000 to be paid immediately upon execution of the agreement and weekly payments totaling $38,500 for the remainder of the $53,500.

    As of December 31, 1999, we had issued 20,000 shares under this agreement and paid $31,500 to Ms. Goss.

VISION TECHNOLOGIES

    In April and August 1999, we invested $850,000 directly and $350,000 through WWWX-Jencom, LLC in Vision Technologies, Inc. At the time of the investments, Mr. Bjorn Koritz, our then Vice President, General Counsel, Secretary and a Director, was a Director of Vision, its General Counsel and a holder of 10% of Vision's common stock.

D.H. BLAIR AND JENCOM

    As a condition to a stock purchase agreement with D.H. Blair Investment Banking Corp. dated March 4, 1999 to purchase 2 million shares of our common stock, D.H. Blair required that we invest in and execute a definitive agreement with JenCom Digital Technologies, LLC to acquire a 50% interest in certain assets of JenCom which resulted in our current ownership interest in WWWX-Jencom, LLC. Affiliates of D.H. Blair own interests in International Commerce Exchange Systems, Inc., an indirect parent of JenCom Digital Technologies, LLC, and a member of InterCommerce China, LLC.

D&W ENTERPRISES

    Thirteen employees of D&W Enterprises, Inc., a company owned by Warren Rothstein, work exclusively for ATM Service, Ltd. These employees are compensated by D&W and D&W is reimbursed by ATM Service, Ltd. During the year ended September 30, 1999, we paid $183,000 for these services.

INTERCOMMERCE CHINA, LLC

    Pursuant to the operating agreement of InterCommerce China, LLC, eight individuals, including Warren Rothstein and Allan M. Cohen, each have the option to purchase a 0.625% interest in InterCommerce China. The option becomes exercisable upon the public issuance of any class of securities of InterCommerce China, at an exercise price equal to 30% of the fair market value of the option interest as of the date of the operating agreement.

ITEM 8.  LEGAL PROCEEDINGS.

    We are not a party to any material legal proceedings.

ITEM 9. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    Our common stock is quoted on the OTC Bulletin Board under the symbol "WWWX". The following table sets forth the highest and lowest bid prices for our common stock for each fiscal quarter during the last two years and subsequent interim periods as reported by the National Quotation Bureau.

    At December 31, 1999, there were 1,039 record holders of our common stock.

    The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

FISCAL 1998                                                    HIGH BID      LOW BID
-----------                                                   ----------   -----------
First Quarter...............................................
Second Quarter..............................................
Third Quarter...............................................   3            1 1/4
Fourth Quarter..............................................   2 3/8         11/16

FISCAL 1999
-----------
First Quarter.                                                5/16     1   21/64
Second Quarter..............................................   9 3/8         17/32
Third Quarter...............................................   9 1/4        3 3/16
Fourth Quarter..............................................   4 5/8        2 9/16

FISCAL 2000
-----------
First Quarter.                                                1/2      7   1/8       2

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

    We sold the following securities within the past three years and prior to the date of filing of this registration statement.

    In September 1999, we issued 1,500,000 shares of our common stock to New America Network, Inc. for an 80% interest in Real Quest, Inc. of which 750,000 shares were delivered to an escrow agent to be transferred to New America Network, Inc. upon the attainment of certain revenue goals by NAIdirect.com. We valued the 750,000 shares that we delivered to New America Network, Inc. at $1,125,000.

    In September 1999, pursuant to a private placement under Rule 506, we issued 912,669 shares of our common stock to 25 accredited investors for an aggregate purchase price of approximately $1,369,064. For acting as our placement agent, we paid D.H. Blair $180,534 in fees and expenses, and we issued warrants exercisable at a price of $1.80 per share for 91,267 shares of our common stock to D.H. Blair.

    In August 1999, pursuant to a private placement under Rule 506, we issued 1,435,000 shares of our common stock to 23 accredited investors for an aggregate purchase price of approximately $2,152,500. For acting as our placement agent, we paid D.H. Blair $282,354 in fees and expenses, and we issued warrants exercisable at a price of $1.80 per share for 143,500 shares of our common stock to D.H. Blair as partial payment of its fee for acting as agent in the private placement of 1,435,000 shares of our common stock to D.H. Blair.

    In July 1999, pursuant to a private placement under Rule 506, we issued 5,057,000 shares of our common stock to 61 accredited investors for an aggregate purchase price of approximately $7,585,502. For acting as our placement agent, we paid D.H. Blair $1,011,089 in fees and expenses, and we issued warrants exercisable at a price of $1.80 per share for 505,700 shares of our common stock to D.H. Blair.

    In July 1999, we issued warrants exercisable at a price of $1.80 per share for 200,000 shares of our common stock to D.H. Blair as partial payment of its fee for acting as agent in the private placement and relating to D.H. Blair's purchase of 2,000,000 shares of our restricted common stock in March 1999.

    In July 1999, we issued 750,000 shares of our common stock, valued at $1,125,000, to Thomas Settineri for his interest in The Intrac Group and other consideration.

    In July 1999, we issued 250,000 shares of our common stock, valued at $375,000, to Gary Levi for his interest in The Intrac Group and other consideration.

    In April 1999, we agreed to issue 750,000 shares of our common stock, valued at $1,125,000, to Kathryn Berman, as payment for certain assets of Admiral Asset Group.

    In April 1999, we agreed to issue 150,000 shares of our common stock to Michelle Kramish Kain for certain legal services.

    In April 1999, we agreed to issue 10,000 shares of our common stock to George Losse for consulting services.

    In April 1999, we agreed to issue 100,000 shares of our restricted common stock to Alexander, Wescott & Co. in settlement of potential claims.

    In April 1999, we issued warrants exercisable at a price of $2.25 for 100,000 shares of our common stock, valued at $128,000, to Ralph Isham for certain consulting services.

    In April 1999, we issued warrants exercisable at a price of $2.25 for 100,000 shares of our common stock, valued at $128,000, to Arnold Kling for certain consulting services.

    In March 1999, pursuant to Rule 506, we issued Series A 6% Convertible Debentures to 16 investors for an aggregate purchase price of $989,500.

    In March 1999, we issued 2,000,000 shares of our common stock to D.H. Blair for an aggregate purchase price of $3,000,000. For acting as our placement agent, we paid D.H. Blair $390,000 in fees and expenses.

    In February 1999, we agreed to issue 2,000,000 shares of our common stock, valued at $3,000,000, to JenCom Digital Technologies, LLC, for certain assets and a 50% interest in WWWX-Jencom, LLC.

    In February 1999, we issued 3,500,000 shares of our common stock, valued at $5,250,000 to 31 persons, who were the designees of the principals of Positive Asset Remarketing, Inc., for certain assets, including the ATM Center System, relating to our software.

    In January 1999, we agreed to issue 1,500,000 shares of our common stock, valued at $1,500,000, to five individuals for the acquisition of a 49% interest in BarterOne.

    In January 1999, we agreed to issue 3,500,000 shares of our common stock, valued at $3,500,000, to 33 persons, who were the designees of the principals of Positive Asset Remarketing, Inc., for certain assets including 25% of asseTrade.com, Inc.

    In January 1999, we agreed to issue 50,000 shares of our common stock to Alex Polkhovsky for consulting services.

    In December 1998, we agreed to issue 475,000 shares of our restricted common stock to Gary Lerman, pursuant to an agreement with Energy Trading Company, for his 4.5% interest in Barter One, LLC.

    In December 1998, we issued 416,666 shares of our common stock to Energy Trading Company for its 51% interest in BarterOne. 343,216 of these shares were later returned to us and cancelled pursuant to our agreement with Energy Trading Company.

    In connection with the December 1998 agreement with Energy Trading Company, we issued 475,000 shares of our common stock to Jessica Kohn, Mr. Kohn's daughter, at the direction of Mr. Kohn in consideration for Mr. Kohn's option to acquire a 4.5% interest in Barter One LLC.

    Pursuant to an agreement in December 1998, we issued 4,000,000 shares of our common stock to Warren Rothstein for his interest in ATM Service and other consideration.

    In November 1998, we agreed to issue 98,950 shares of our common stock to Alexander, Wescott & Co., Inc. as payment of its fee for acting as agent in the private placement of our Series A 6% Convertible Debentures.

    In July 1998, we entered into an agreement for services and the EduNext program, pursuant to which we issued 20,000 shares of our restricted common stock to Marlene Goss for services and a software license.

    In July 1998, we issued an aggregate of 502,500 shares of our common stock pursuant to Rule 504 and an aggregate of 502,500 shares of our common stock pursuant to Rule 506, to nine accredited investors in connection with the Company's assumption of an aggregate of $502,500 principal amount Series A 12% Cumulative Convertible Promissory Notes of Keiretsu Corporation (which corporation we acquired in May of 1998) and the conversion of said Promissory Notes.

    In July 1998, pursuant to Rule 504, we issued 398,500 shares of our common stock to 41 persons for an aggregate purchase price of $398,500.

    Pursuant to a consulting agreement in May 1998 and pursuant to Rule 504, we agreed to issue 990,000 shares of our common stock to Stratcomm Media Ltd. for an aggregate purchase price of $99,000; and we agreed to issue 125,000 shares of our common stock to Stratcomm Media Ltd. for services rendered.

    In May 1998, we issued 6,000,000 shares of our common stock to the ten shareholders of Keiretsu Corporation in exchange for all of their shares of common stock in Keiretsu.

    From August 1999 to date, pursuant to Rule 701, we have granted a total of 1,585,000 options to our employees and a director, under our 1999 Equity Compensation Plan, which options may be exercised at prices ranging from $2.30 to $5.65.

    Unless otherwise indicated, the sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to
Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, because (i) we sold those securities to financially sophisticated individuals who at the time of purchase were fully aware of our activities, as well as our business and financial condition,
(ii) there was no advertising for or general solicitation of investors, and
(iii) when these securities were acquired for investment purposes, investors understood the ramifications of their investment. All certificates representing the shares issued by us as set forth herein which are currently outstanding, except for those shares sold pursuant to Rule 504, have been properly legended.

    Alexander, Wescott & Co., the placement agent for the 6% convertible debentures, received a commission equal to $129,000 in cash and 98,950 shares of our common stock. We issued an additional 100,000 share of our common stock to Alexander, Wescott & Co. as a settlement for any outstanding claims.

    D.H. Blair Investment Banking Corp., the placement agent for each of the offerings that took place on September 22, 1999 for 912,669 shares of our common stock, August 25, 1999 for 1,435,000 shares of our common stock, July 23, 1999 for 5,057,000 shares of our common stock, and March 4, 1999 for 2,000,000 shares of our common stock received a commission equal to 10% of the gross proceeds for each of the offerings, a nonaccountable expense allowance equal to 3% of the gross proceeds for each of the offerings and warrants to purchase a total of 940,467 shares of our common stock. We also entered into an agreement with D.H. Blair which gives D.H. Blair the right to a fee if we enter into a merger, acquisition, joint venture, debt or lease placement or similar on or off-balance sheet corporate finance transaction, product or technology licensing arrangements, research and development sponsorships or products or service sales with an entity that was introduced to us by D.H. Blair. D.H. Blair also received registration rights with respect to the 2,000,000 shares of our common stock it owns and the 940,467 shares of our common stock into which the warrants are convertible at $1.80 per share. In addition, D.H. Blair has the right to appoint a director to our board of directors.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

    Our certificate of incorporation authorizes 100,000,000 shares, $.001 par value per share, of common stock and 10,000,000 shares, $.01 par value per share, of preferred stock. As of December 31, 1999, we had 39,265,591 shares of common stock issued and outstanding, assuming no exercise of certain warrants and conversion of certain debentures as described below. No shares of preferred stock are issued and outstanding.

    The following summary of the terms and provisions of our capital stock is not complete, and you should read our certificate of incorporation and bylaws, copies of which have been filed as exhibits to this registration statement.

COMMON STOCK

    VOTING. Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of our common stock. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

    DIVIDENDS. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, the holders of shares of our common stock will be entitled to cash dividends as may be declared from time to time by the board of directors.

    LIQUIDATION. Subject to any preferential rights of any outstanding series of preferred stock created from time to time by the board of directors, upon our liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

PREFERRED STOCK

    Our board of directors is authorized to issue preferred stock in series from time to time with such designations, rights, preferences and limitations as our board of directors may declare by resolution. The rights, preferences and limitations of separate series' of preferred stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders. Unless the nature of a particular transaction and applicable statute require such approval, the board of directors has the authority to issue shares of preferred stock without stockholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

REGISTRATION RIGHTS

    The following parties have the right to demand that we register our securities that they hold:

    - HOLDERS OF SERIES A 6% CUMULATIVE CONVERTIBLE DEBENTURES: We were obligated to file a registration statement under the Securities Act of 1933 to register the shares of our common stock underlying the debentures by May 3, 1999. We have not fulfilled this obligation and, as a result, a penalty may be accruing equal to 2% of the face value of the debentures to each debenture holder for each month the filing of the registration statement has been and continues to be delayed past May 3, 1999. We may also be subject to an additional 2% penalty for each month the registration statement is not effective beginning 90 days following the date we file the registration statement with the Securities and Exchange Commission. The debentures are convertible into shares of our common stock from the effective date of a registration statement registering the resale of the shares issuable upon conversion until 120 days after the filing of such registration statement.

    - STOCKHOLDERS FROM D.H. BLAIR PRIVATE PLACEMENT OFFERINGS: We agreed with the holders of 7,404,667 shares of our common stock obtained in a series of three private placement transactions on July 23, 1999, August 25, 1999 and September 23, 1999, to file a registration statement by May 23, 2000 and use our best efforts to have the registration statement declared effective by July 23, 2000. This right is limited to one registration statement. In addition, all the holders of such shares have piggy-back registration rights for two registration statements.

    - D.H. BLAIR AND TRANSFEREES: We agreed with D.H. Blair, the holder of 2,000,000 shares of our common stock and warrants convertible into 940,467 shares of our common stock at $1.80 per share, to file a registration statement by October 4, 1999 covering the 2,000,000 shares. D.H. Blair has transferred 717,500 of the 940,467 warrants and the registration rights were transferred to each transferee. We have not filed the registration statement and, as a result, D.H. Blair may have a claim that it is entitled to (1) 200,000 shares for each month the effectiveness of the registration statement is delayed beyond October 4, 1999 plus (2) such number of shares equal to (A) $3,000,000 multiplied by (B) the quotient of
      (x) the closing bid price on the seven month anniversary of the closing less the closing bid price of the common stock on the date such registration statement is declared effective divided by (y) $1.50. We also agreed, commencing on

      December 4, 1999, to (1) make and keep public information available as such term is defined under Rule 144 and (2) to file with the SEC all reports required under the Securities Exchange Act of 1934. In addition, with respect to the warrants, until March 4, 2002, upon giving us twenty days notice, D.H. Blair and its transferees have the right to demand that all or a part of their shares be registered. This right is limited to two registration statements. We must give 30 days written notice of our intention to file a registration statement to D.H. Blair and its transferees and must, upon request, include such shares as D.H. Blair and its transferees designate in this registration statement. This right is limited to two registration statements. There is no requirement that the warrant holders exercise any warrant, at any time other than "during the exercise period" to have the underlying shares registered, which could result in our having to maintain the effectiveness of the registration statement throughout the exercise period.

    - CONSULTANTS: We issued to each of Ralph Isham and Arnold Kling, as consideration for consulting services provided to us by GTI Venture Partners LLC, a warrant for 100,000 shares of our common stock exercisable until April 1, 2003 at an exercise price of $2.25 per share. During the exercise period of the warrants, Messrs. Isham and Kling each have unlimited piggy-back regulation rights to include their shares in any registrations statements on Form S-1 or SB-2 which register for resale any of our securities.

    - JENCOM DIGITAL TECHNOLOGIES, LLC: We have agreed with JenCom as the holder of 2,000,000 shares of our common stock to file a registration statement to register JenCom's shares by May 17, 2000.

    - WARREN ROTHSTEIN, THOMAS SETTINERI AND GARY LEVI: We issued 4,000,000 shares of our common stock to Warren Rothstein in connection with our joint venture, ATM Service, Ltd. and 1,000,000 shares of our common stock to Thomas Settineri and Gary Levi in connection with our acquisition of The Intrac Group. Messrs. Rothstein, Settineri and Levi have unlimited piggy-back registration rights with respect to their shares.
      Mr. Rothstein agreed to waive his registration rights with respect to the next registration statement we file.

    - GOLDPLATE HOLDINGS: We issued, to Alexander, Wescott & Co., as consideration for its services as our placement agent for an offering of our Series A 6% Convertible Debentures and as a settlement for any claims, 198,950 shares of our common stock with unlimited piggy-back registration rights. Alexander, Wescott & Co. subsequently transferred these shares to Goldplate Holdings.

    - MICHELLE KRAMISH KAIN: We issued to Michelle Kramish Kain 150,000 shares of common stock for which she has unlimited piggy-back registration rights.

    - NEW AMERICA NETWORK, INC.: We issued 750,000 shares of our common stock to New American Network, Inc., in connection with our joint venture, NAI Direct, Inc. We issued an additional 750,000 shares, currently held escrow, which will be delivered to New America Network upon the attainment of certain performance goals by NAIdirect.com. New American Network, Inc. has unlimited piggy-back registration rights for any registration statements filed after January 1, 2000.

DEBENTURES

    We currently have outstanding $989,500 in face amount Series A 6% Cumulative Convertible Debentures which we issued, through a private placement, on March 22, 1999. We may voluntarily prepay the debentures prior to their maturity date but subsequent to the expiration of the right of the holders to convert. The debentures, which mature on March 22, 2000, bear interest at the accrued rate of 6% per annum. The debenture holders have the right to convert their debentures into shares of our common stock from the effective date of a registration statement registering the resale of the shares issuable upon conversion until 120 days after the filing of such registration statement. The right to convert will expire if not exercised during that period.

    The number of shares of our common stock into which the principal amount of the debentures and any accrued but unpaid interest may be converted shall be determined by adding the face amount of the debenture plus any accrued but unpaid interest, then dividing that aggregate amount by the lesser of a thirty-five percent discount from the five day average closing bid price per share of our common stock quoted on the OTC Bulletin Board immediately preceding the business day on which we receive written notice via facsimile of the holder's intent to convert the debenture, or the five day average closing bid price of our common stock immediately preceding the closing date of the debenture offering. The price at which the principal and interest (if any) are converted into shares of common stock shall not be less than $.25 per share and not more than $1.50 per share.

CONSULTING WARRANTS

    As compensation for consulting services from GTI Venture Partners LLC, we issued to each of Ralph Isham and Arnold Kling 100,000 warrants. Each such warrant entitles Mr. Isham and Mr. Kling to purchase one share of common stock at an exercise price of $2.25 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time for a period of four years from April 2, 1999. We may call and redeem these warrants at $.01 per warrant upon 10 days prior written notice in the event of a reorganization, sale, merger, conveyance, combination, etc. as defined in the warrants but only if the value of the common stock following the occurrence thereof equals or exceeds $10.00 per share. The warrants have certain piggy-back registration rights and the shares issuable upon exercise of the warrants are being registered in this registration statement. The warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders.

D.H. BLAIR WARRANTS

    As part of its compensation for acting as placement agent in connection with our private placement offering in May through September, 1999, our placement agent, D.H. Blair Investment Banking Corp. received warrants for acting as placement agent and certain other warrants in connection with D.H. Blair's purchase of 2,000,000 shares of common stock in March 1999. These warrants entitle D.H. Blair to purchase 940,467 shares of our common stock at a purchase price of $1.80 per share. Subsequent to their issuance, D.H. Blair transferred 717,500 of these warrants. The warrants earned in each closing are exercisable for three-year periods from the closing dates.

    The warrants provide for an adjustment of the exercise price and the number and type of securities issuable upon the exercise thereof upon the occurrence of certain events, including the payment of any stock dividend, stock split, stock combination or similar transaction or, with certain exceptions, the issuance of shares at below market price or the exercise price.

TRANSFER AGENT

    The transfer agent for our common stock is American Stock Transfer and Trust Company located at 40 Wall Street, New York, NY 10005; telephone number
(212) 936-5100.

ITEM 12.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Our bylaws provide that we will indemnify our directors and officers and other corporate agents to the fullest extent authorized by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity regardless of whether the bylaws would permit such indemnification. At present, we have officers' and directors' insurance liability for our directors with an annual aggregate coverage limit of ten million dollars.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    The Financial Statements and Supplementary Data required by this Item are filed as part of this Form 10. See Index to Financial Statement Information at page F-1 of this Form 10.

ITEM 14.  CHANGES IN ACCOUNTANTS.

    In August 1999, we selected Ernst & Young LLP as our principal independent auditors to replace Richard A. Eisner & Company LLP. In connection with the audit for the fiscal year ended September 30, 1998, there were no disagreements with Richard A. Eisner & Company LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Richard A. Eisner & Company LLP, would have caused them to make reference to the matter in their report. The report of Richard A. Eisner & Company LLP on our financial statement for the fiscal year ended September 30, 1998 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(A) FINANCIAL STATEMENTS

    The information required by this item is contained in the "Index to Financial Statements" on Page F-1 of this Form 10 registration statement and such information is incorporated herein by reference.

(B) EXHIBITS

    The following exhibits are being filed as a part of this Form 10 registration statement:

EXHIBIT NO.             DESCRIPTION
---------------------   -----------
          3.1           Certificate of Incorporation, as amended.

          3.2           Bylaws.

          4.1           Specimen Common Stock Certificate.

          4.2           Form of 6% Cumulative Convertible Debenture of WorldWide Web
                        NetworX Corporation.

          4.3 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Ralph H. Isham.

          4.4 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Arnold P. Kling.

          4.5           Form of Warrant to Purchase Common Stock of WorldWide Web
                        NetworX Corporation issued to D.H. Blair Banking
                        Corporation.

EXHIBIT NO.             DESCRIPTION
---------------------   -----------
        10.1.           Agreement and Plan of Reorganization, dated as of May 20,
                        1998, between Instra Corp., Keiretsu Corporation and the
                        stockholder of Keiretsu Corporation.

        10.2.           Agency Agreement, dated November 24, 1998, between
                        Alexander, Wescott & Co., Inc. and WorldWide Web NetworX
                        Corporation.

        10.3. Stock Issuance Agreement, dated as of December 1, 1998, between Warren Rothstein and WorldWide Web NetworX
                        Corporation.

        10.4.           BarterOne Membership Interest Sale Agreement, dated as of
                        December 16, 1998, between Energy Trading Company and
                        WorldWide Web NetworX Corporation.

        10.5.           Acquisition Agreement, dated as of January 29, 1999, between
                        Global Trade Group, Ltd., and WorldWide Web NetworX
                        Corporation.

        10.6.           Acquisition Agreement, dated as of January 29, 1999, between
                        Positive Asset Remarketing, Inc., and WorldWide Web NetworX
                        Corporation.

        10.7.           Agreement, dated as of February 16, 1999, among Energy
                        Trading Company, WorldWide Web NetworX Corporation, and NA
                        Acquisition Corp.

        10.8.           Agreement and Plan of Merger, dated as of February 23, 1999, among Artra Group Incorporated, WorldWide Web NetworX
                        Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

        10.9.           Acquisition Agreement, dated as of February 24, 1999 between
                        Positive Asset Remarketing, Inc. and WorldWide Web NetworX
                        Corporation.

       10.10.           Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of 6% Cumulative Convertible
                        Debenture of WorldWide Web NetworX Corporation.

       10.11. Acquisition Agreement, dated as of February 25, 1999, between JenCom Digital Technologies, LLC and WorldWide Web
                        NetworX.

       10.12.           Stock Purchase Agreement, dated March 4, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

       10.13.           Consulting Agreement, dated as of April 2, 1999, between
                        Ralph H. Isham and WorldWide Web NetworX Corporation.

       10.14.           Consulting Agreement, dated as of April 2, 1999, between
                        Arnold P. Kling and WorldWide Web NetworX Corporation.

       10.15.           Acquisition Agreement, dated as of April 7, 1999, between
                        Admiral Asset Group, Inc., and WorldWide Web NetworX
                        Corporation.

       10.16.           Agreement, dated April 16, 1999, between Alexander, Wescott
                        & Co., Inc., and WorldWide Web NetworX Corporation.

       10.17.           Amendment, dated as of April 28, 1999, to the Acquisition
                        Agreement between JenCom Digital Technologies, LLC, and
                        WorldWide Web NetworX Corporation.

       10.18.           Amendment to Agreement and Plan of Merger, dated as of April
                        30, 1999, among Artra Group Incorporated, WorldWide Web
                        NetworX Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

       10.19.           Agency Agreement, dated as of May 26, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

EXHIBIT NO.             DESCRIPTION
---------------------   -----------
       10.20.           Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of a private placement of WWWX common stock.

       10.21.           First Amendment to Stock Issuance Agreement, dated as of
                        July 9, 1999, between Warren Rothstein and WorldWide Web
                        NetworX Corporation.

       10.22.           Agreement and Plan of Merger, dated as of July 9, 1999,
                        among WorldWide Web NetworX Corporation, Intrac Acquisition
                        Corporation, and The Intrac Group.

       10.23.           Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Thomas Settineri.

       10.24.           Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Thomas Settineri.

       10.25.           Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Gary Levi.

       10.26.           Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Gary Levi.

       10.27.           Post-Closing Agreement, dated July 23, 1999, among WorldWide
                        Web NetworX Corporation, Intrac Acquisition Corporation, The
                        Intrac Group, Thomas Settineri, and Gary Levi.

       10.28.           Merger and Acquisition Agreement letter, dated as of July
                        23, 1999, between WorldWide Web NetworX Corporation and D.H.
                        Blair Investment Banking Corp.

       10.29.           1999 Equity Compensation Plan.

       10.30. Software License Agreement between ATM Service, Ltd. and entrade.com, Inc. dated September 1999.

       10.31.           Share Exchange Agreement, dated as of September 23, 1999,
                        between New America Network, Inc. and WorldWide Web NetworX
                        Corporation.

       10.32.           NAI Direct, Inc. Shareholders' Agreement, dated September
                        23, 1999, between Real Quest, Inc., Gerald C. Finn, Jeffrey
                        Finn and NAI Direct, Inc.

       10.33.           Real Quest, Inc. Shareholders' Agreement, dated September
                        23, 1999, between WorldWide Web NetworX Corporation and New
                        America Network, Inc.

       10.34.           Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Jeffrey Finn.

       10.35.           Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Gerald C. Finn.

       10.36.           Escrow Agreement, dated September 23, 1999, between
                        WorldWide Web NetworX Corporation, New America Network, Inc.
                        and Weinstein, Goss, Schleifer, Eisenberg, Winkler,
                        Rothweiler & Ostroff.

       10.37.           Agreement dated December 22, 1999, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., JenCom Digital Technologies, Ltd. and Henry
                        Kauftheil.

       10.38.           Amended and Restated Operating Agreement of WWWX-JenCom,
                        LLC, dated as of January 7, 2000, between WorldWide Web
                        NetworX Corporation and JenCom Digital Technologies, LLC.

EXHIBIT NO.             DESCRIPTION
---------------------   -----------
       10.39.           Amended and Restated Operating Agreement of InterCommerce
                        China, LLC, dated as of January 7, 2000, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., Lester Wolff International Investment, Ltd.,
                        Henry Kauftheil, Peter Zhenxiang Lu, and Uncas Holdings
                        Limited Partnership.

       10.40.           Distribution and Operating Agreement, dated as of January 7,
                        2000, between ATM Service, Ltd., and Intercommerce China,
                        LLC.

       10.41.           Employment Agreement, dated as of January 14, 2000, between
                        WorldWide Web NetworX Corporation and John T. Banigan.

       10.42.           Shareholders Agreement dated as of February 7, 2000, among
                        Warren Rothstein, Gary Levi, Thomas Settineri, WorldWide Web
                        NetworX Corporation, and ATM Service, Ltd.

        *16.1           Letters regarding change in certifying accountant.

         21.1           Subsidiaries of the Registrant.

         27.1           Financial Data Schedule

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized on February 11, 2000

                                             WORLDWIDE WEB NETWORX CORPORATION

                                             By:  /s/ WARREN ROTHSTEIN
                                                  ------------------------------------------
                                                  Warren Rothstein, President and Chief
                                                  Executive Officer

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

WORLDWIDE WEB NETWORX, CORPORATION
Reports of Independent Auditors.............................     F-2
Consolidated Balance Sheets.................................     F-3
Consolidated Statements of Operations.......................     F-4
Consolidated Statements of Stockholders' Equity.............     F-5
Consolidated Statements of Cash Flows.......................     F-6
Notes to Consolidated Financial Statements..................     F-7

INSTRA CORP., A PREDECESSOR COMPANY
Independent Auditors Report.................................    F-27
Balance Sheet...............................................    F-28
Statement of Operations.....................................    F-29
Statement of Shareholders' Equity and Accumulated Deficit...    F-30
Statement of Cash Flows.....................................    F-31
Notes to Financial Statements...............................    F-33

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
WorldWide Web NetworX Corporation

    We have audited the accompanying consolidated balance sheet of WorldWide Web NetworX Corporation as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WorldWide Web NetworX Corporation as of September 30, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 17, 2000

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders

WorldWide Web NetworX Corporation

Cherry Hill, New Jersey

    We have audited the accompanying consolidated balance sheet of WorldWide Web NetworX Corporation and subsidiary as of September 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of WorldWide Web NetworX Corporation and subsidiary as of September 30, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP

New York, New York

April 13, 1999

                       WORLDWIDE WEB NETWORX CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,234     $  792
  Short-term investments....................................   29,475         --
  Accounts receivable (net of allowance for doubtful
    accounts of $19 in 1999)................................      858         49
  Prepaid expenses..........................................      143         --
                                                              -------     ------
Total current assets........................................   36,710        841

Property and equipment, net.................................      295         27

Ownership interests and advances to Affiliated Companies....    5,129         --
Intangible assets (net of accumulated amortization of $109
  in 1999)..................................................    3,499         --
Deferred financing costs (net of accumulated amortization of
  $155 in 1999).............................................      139         --
Other assets................................................       49        118
Deferred income taxes.......................................    1,690         --
                                                              -------     ------
Total assets................................................  $47,511     $  986
                                                              =======     ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses..........................................  $ 1,530     $   23
  Accounts payable..........................................    1,627         40
  Current portion of capital lease obligation...............       37         --
  Convertible debentures (net of discount of $175 in
    1999)...................................................      815         --
  Deferred income taxes.....................................    8,813
                                                              -------     ------
Total current liabilities...................................   12,822         63

Capital lease obligation, net of current portion............       39         --

Stockholders' equity:
  Preferred stock--authorized 10,000,000 shares, $.01 par
    value, none issued......................................       --         --
  Common stock--authorized 100,000,000 shares, $.001 par
    value; 38,455,569 and 10,618,500 shares issued and
    outstanding in 1999 and 1998, respectively..............       39         11
  Additional paid-in capital................................   36,790      1,136
  Retained earnings (deficit)...............................    1,221       (219)
  Unearned stock compensation...............................   (3,400)        --
  Subscription receivable...................................       --         (5)
                                                              -------     ------
Total stockholders' equity..................................   34,650        923
                                                              -------     ------
Total liabilities and stockholders' equity..................  $47,511     $  986
                                                              =======     ======

                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              YEAR ENDED SEPTEMBER 30
                                                              ------------------------
                                                                 1999          1998
                                                              -----------   ----------
Net revenues................................................  $     1,339   $       50
Operating expenses:
  Cost of revenue...........................................          792           36
  Selling, general and administrative.......................        5,279          140
  Depreciation and amortization.............................          597           13
  Writeoff of purchased research and development............        3,036           --
  Writeoff of intangible asset..............................        5,583           --
                                                              -----------   ----------
Loss from operations........................................      (13,948)        (139)

Other income (expenses):
  Gain on sale of subsidiary................................       25,426           --
  Impairment of advances to Affiliated Companies............       (1,106)          --
  Interest expense..........................................         (392)         (90)
  Amortization of debt issuance costs.......................         (155)
  Interest income...........................................           56           10
  Equity income (loss)......................................       (1,578)          --
                                                              -----------   ----------
Income (loss) before income taxes...........................        8,303         (219)
Income tax expense..........................................        6,863           --
                                                              -----------   ----------
Net income (loss)...........................................  $     1,440   $     (219)
                                                              ===========   ==========
Net income (loss) per share:
  Basic.....................................................  $      0.07   $    (0.03)
  Diluted...................................................  $      0.07   $    (0.03)
                                                              ===========   ==========
Weighted average shares outstanding:
  Basic.....................................................   21,906,553    8,602,000
  Diluted...................................................   22,418,294    8,602,000
                                                              ===========   ==========

                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                         (IN THOUSANDS, EXCEPT SHARES)

                                                             ADDITIONAL   RETAINED                     UNEARNED         TOTAL
                                       COMMON      STOCK      PAID-IN     EARNINGS    SUBSCRIPTION      STOCK       STOCKHOLDERS'
                                       SHARES      AMOUNT     CAPITAL     (DEFICIT)    RECEIVABLE    COMPENSATION      EQUITY
                                     ----------   --------   ----------   ---------   ------------   ------------   -------------
Balance at October 1, 1997.........   6,000,000     $ 6        $    54     $   --         $(5)          $    --        $    55
Issuance of common stock for:
  Recapitalization with Instra.....   2,100,000       2             (2)        --          --                --             --
  Sale of convertible notes........     502,500       1            250         --                            --            251
  Conversion of debt...............     502,500       1            341         --                            --            342
  Cash, net of issuance costs of
    $16............................   1,381,000       1            473         --                            --            474
  Services rendered................     132,500      --             20         --                            --             20
Net loss...........................          --      --             --       (219)         --                --           (219)
                                     ----------     ---        -------     ------         ---           -------        -------
Balance at September 30, 1998......  10,618,500      11          1,136       (219)         (5)               --            923

Issuance of common stock for:
  Services rendered................   4,408,950       4          4,609         --                        (4,000)           613
  Acquisition of ownership
    interests in Affiliated
    Companies......................  10,523,450      11         12,762         --                            --         12,773
  Purchase of technology...........   3,500,000       4          5,246         --                            --          5,250
  Cash, net of issuance costs of
    $1,864.........................   9,404,669       9         12,234         --                            --         12,243
Beneficial conversion feature on
  convertible debt.................          --      --            347         --                            --            347
Warrants issued in connection with
  services rendered................          --      --            256         --                            --            256
Stock compensation.................          --      --            200         --                           600            800
Receipt of subscription
  receivable.......................                                                         5                                5
Net income.........................          --      --             --      1,440                            --          1,440
                                     ----------     ---        -------     ------         ---           -------        -------
Balance at September 30, 1999......  38,455,569     $39        $36,790     $1,221         $--           $(3,400)       $34,650
                                     ==========     ===        =======     ======         ===           =======        =======

                       WORLDWIDE WEB NETWORX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $ 1,440     $(219)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Purchased research and development........................    3,036        --
  Write-off of intangible asset.............................    5,583        --
  Stock compensation........................................      869        20
  Depreciation..............................................       14         3
  Amortization..............................................      583        10
  Deferred income taxes.....................................    6,863        --
  Gain on sale of subsidiary................................  (25,426)       --
  Amortization of debt issuance costs.......................      155        --
  Amortization of debt discount.............................      175        80
  Equity loss...............................................    1,578        --
  Impairment of advance to Affiliated Companies.............    1,106        --
  Changes in operating assets and liabilities net of
    acquisitions:
    Accounts receivable.....................................    1,008       (49)
    Accounts payable........................................     (600)       20
    Accrued expenses........................................      395        40
    Prepaid expenses........................................     (143)       --
                                                              -------     -----
Net cash used in operating activities.......................   (3,364)      (95)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of ownership interests in Affiliated Companies,
  net of cash acquired......................................   (2,985)       --
Advances to Affiliated Companies............................   (2,850)       --
Acquisition of technology...................................     (750)       --
Proceeds from sale of subsidiary............................    2,602        --
Purchase of property and equipment..........................     (206)      (30)
Decrease (increase) in other assets.........................       70      (115)
                                                              -------     -----
Net cash used in investing activities.......................   (4,119)     (145)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible debentures............      990       503
Debt issuance costs incurred................................     (129)       --
Payments on line of credit..................................     (179)       --
Net proceeds from issuance of common stock..................   12,243       484
                                                              -------     -----
Net cash provided by financing activities...................   12,925       987
                                                              -------     -----
Net increase in cash and cash equivalents...................    5,442       747
Cash and cash equivalents at beginning of year..............      792        45
                                                              -------     -----
Cash and cash equivalents at end of year....................  $ 6,234     $ 792
                                                              =======     =====
NONCASH TRANSACTIONS
Capital lease obligation incurred...........................  $    76     $  --
Exchange of convertible notes for common stock..............       --       342
Receipt of stock for sale of subsidiary.....................   29,475        --

ISSUANCE OF COMMON STOCK FOR:
Acquisition of ownership interests in Affiliated
  Companies.................................................   12,773        --
Acquisition of technology...................................    5,250        --
Services rendered...........................................    1,669        20

                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

1. ORGANIZATION AND BUSINESS

    WorldWide Web NetworX Corporation (the "Company") is a holding company engaged in business-to-business, or "B2B" e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of September 30, 1999, the Company owned interests in nine companies, which are referred to in these financial statements as "Affiliated Companies." The Company enters into relationships, including joint ventures, strategic relationships and acquisitions, with off-line companies that have established distribution channels and fulfillment capability and provides e-commerce technology, consulting, marketing and business development services to the Companies. The Company's goal is to expand the markets, services and products and to improve the efficiencies of these businesses.

    In May 1998, Instra Corp. ("Instra"), a publicly traded Delaware corporation with minimal business operations exchanged 6,000,000 shares of Instra common stock for all the outstanding shares of Keiretsu Corporation ("Keiretsu"). Keiretsu was incorporated in Nevada on September 26, 1997 and did not commence operations until after the share exchange. Instra had 25,219,990 shares of common stock outstanding prior to the share exchange. As a condition of the share exchange, 14,719,990 shares of Instra common stock were canceled and the remaining outstanding shares were reduced to 2,100,000 at the rate of one share for each five shares outstanding as a result of a reverse stock split. As a result of the transaction, Keiretsu became a wholly owned subsidiary of Instra and the former Keiretsu stockholders became the owners of 74.1% of the outstanding Instra common stock. The transaction was treated as a recapitalization to which retroactive effect has been given in the accompanying financial statements. In conjunction with the merger, Instra changed its name to WorldWide Web NetworX Corporation.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, The Intrac Group, Ltd. and its majority owned and controlled subsidiary, ATM Service, Ltd. The various interests that the Company acquires in its Affiliated Companies are accounted for under three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in an Affiliated Company.

CONSOLIDATION

    Affiliated Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, an Affiliated Company's results of operations are reflected within the Company's

                       WORLDWIDE WEB NETWORX CORPORATION

                               SEPTEMBER 30, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

statement of operations. All significant intercompany accounts and transactions are eliminated. Participation of other Affiliated Company shareholders in the earnings or losses of a consolidated Affiliated Company is reflected in the caption "Minority interest" in the Company's statement of operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Affiliated Company.

EQUITY METHOD

    Affiliated Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Affiliated Company depends on an evaluation of several factors including, among others, representation on the Affiliated Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Affiliated Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Affiliated Company. Under the equity method of accounting, an Affiliated Company's results of operations are not included in detail within the Company's statement of operations; however, the Company's share of the earnings or losses of the Affiliated Company is reflected in the caption "Equity income (loss)" in the statement of operations.

    The amount by which the Company's carrying value exceeds its share of the underlying net assets of Affiliated Companies accounted for under the consolidation or equity method of accounting is recorded as goodwill and is amortized on a straight-line basis over its estimated useful life. Goodwill amortization adjusts the Company's share of the Affiliated Company's earnings or losses.

COST METHOD

    Affiliated Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the consolidated statement of operations. However, cost-method impairment charges are recognized in the consolidated statement of operations and deducted from the carrying value in the consolidated balance sheet, while the new cost basis is not increased if circumstances suggest that the value of the Affiliated Company has subsequently recovered.

    The Company records its ownership interest in debt securities of Affiliated Companies accounted for under the cost method at cost. The Company records its ownership interest in equity securities of Affiliated Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be recorded at fair value. In addition to the Company's investments in voting and non-voting equity and debt securities, it periodically makes advances to its Affiliated Companies in the form of promissory notes which are accounted for in accordance with SFAS No. 114.

    The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Affiliated Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Affiliated Company relative to carrying value, the financial condition and prospects of the Affiliated Company, and other relevant

                       WORLDWIDE WEB NETWORX CORPORATION

                               SEPTEMBER 30, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Affiliated Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Affiliated Companies.

REVENUE RECOGNITION

    The Company principally derives its revenue by providing inventory liquidation and asset recovery services and from the purchase and resale of advertising media, merchandise or business services through its consolidated Affiliated Companies, ATM Service, Ltd. ("ATM Ltd.") and The Intrac Group, Ltd. ("Intrac") throughout North America. The Company plans to expand its operations throughout the world.

    The Company will contract with a customer to sell for the customer large blocks of assets or inventory under asset management, liquidation, or cost recovery agreements. In an asset management agreement, the Company acts as an agent, remarkets the assets for cash, and receives a percentage of the sale as a commission.

    Under both liquidation and cost-recovery agreements, the Company takes title to the assets and assumes the risk of loss. The Company is not required, by either type of agreement, to make any cash payments to the vendor for the assets purchased until such time as the Company sells the assets. These payments pertain to the portion of assets actually sold. The ultimate cost to the Company is a contracted percent of the amount the Company sells the inventory for, which is uncertain until a sale occurs. Accordingly, the Company does not record inventory for any assets purchased under these agreements.

    The transactions conducted under asset management and cost recovery agreements can also be settled, in part, in credits to purchase advertising media, merchandise, or business services ("trade credits"). Trade credits issued to customers represent the difference between the contracted value of the inventory as negotiated with the customer and the cash paid to the customer upon the sale of the inventory. Trade credits are not redeemable by customers for cash. The contracted value of the inventory is mutually agreed upon by the Company and the customer at the time an agreement is reached and is usually in excess of the cash liquidation value. The Company is not required to remit cash or any other form of payment other than trade credits for the difference between the contracted value and the cash paid for the inventory. Certain liquidation and cost recovery agreements are transacted exclusively in trade credits.

    Revenues associated with asset management and cost recovery services are typically recognized when the inventory sold is shipped. However, if the transactions involve the issuance of trade credits, the Company will defer a portion of the revenue attributable to cash received under asset management and cost-recovery agreements to reflect the outstanding commitment applicable to the future redemption of the trade credits.

    The Company issues two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services

                       WORLDWIDE WEB NETWORX CORPORATION

                               SEPTEMBER 30, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

from the Company in exchange for trade credits and cash. The ratio of cash to combination trade credits that make up the total purchase price to be used in purchases from the Company is determined on a transaction-by-transaction basis. The obligation to redeem combination trade credits represents a best efforts obligation of the Company. The combination trade credits have neither any recordable obligation nor do they represent any fixed or determinable liability. Accordingly, no liability is recorded when combination trade credits are issued.

    To redeem combination trade credits, a customer must contact the Company and request that the Company provide advertising media, merchandise or business services. The Company will attempt to purchase the requested product for cash or a combination of cash and trade credits. The Company has no liability or obligation to the customer if it is unable to obtain any of the items requested that are not already within the inventory of the Company or that it cannot reasonably obtain. The Company's inventory of services is minimal at September 30, 1999. When the Company redeems combination trade credits, it recognizes revenue equal to the cash received from the customer for the goods and services plus, if applicable, the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to the trade credits.

    Straight trade credits are issued to purchase goods and services from the Company without the requirement to pay a portion of the purchase price in cash. Straight trade credits are issued to purchase pre-negotiated types of goods and services, which have readily estimable costs. The Company records deferred revenue for straight trade credits approximating the estimated cost to purchase future goods and services plus a normal margin. Cost of revenue is recognized for the cash paid by the Company for the goods and services. When the Company redeems straight trade credits, it recognizes revenue equal to the pro rata portion of the deferred revenue relating to straight trade credits. Cost of revenue is recognized for the cash paid by the Company for the goods and services.

    Revenue from asset management, liquidation and cost-recovery services was $576,000 for the year ended September 30, 1999 and deferred revenue was $470,000 at September 30, 1999.

    Unredeemed Combination trade credits totaled $8,017,000 at September 30, 1999. The vendor must redeem the trade credits within specified periods ranging from 2 to 5 years. Trade credits redeemable for the next four years are as follows: $2,259,000 in 2000, $1,445,000 in 2001, $1,270,000 in 2002, and
$3,043,000 in 2003.

    The Company also generated revenue by providing consulting services during the year ended September 30, 1999. Consulting revenues are recognized in the period in which the consulting services are performed. Consulting revenues were $659,000 for the year ended September 30, 1999, of which $426,000 was attributable to Entrade which was sold in September 1999 (Note 9).

CASH EQUIVALENTS

    The Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

                       WORLDWIDE WEB NETWORX CORPORATION

                               SEPTEMBER 30, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SHORT-TERM INVESTMENTS

    The Company classifies its short-term investments as available for sale. Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, which are considered to be temporary, recorded as other comprehensive income or loss until realized. The cost of short-term investments sold is based on the average cost method. Accumulated other comprehensive income related to these investments is immaterial at September 30, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which average from three to five years.

INTANGIBLE ASSETS

    Intangible assets consist of goodwill and technology attributable to businesses acquired. Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition. Intangible assets are amortized using the straight-line method over their expected useful lives of 3 to 5 years.

LONG-LIVED ASSETS

    The Company evaluates impairment of its intangible and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. In making such determination, management compares the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine the extent of any impairment charge.

DEFERRED FINANCING COSTS

    Deferred financing costs are amortized based on the interest method over the term of the associated debt agreement.

NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, convertible debt, and warrants to purchase common stock in the weighted average number of common shares outstanding for a period, if dilutive. Contingently issuable shares are included in diluted net income per share, if dilutive, based on the number of shares, if any, that would be issuable under the terms of the arrangement if the end of the reporting period were the end of the contingency period.

                       WORLDWIDE WEB NETWORX CORPORATION

                               SEPTEMBER 30, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is mainly in the United States. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company has the following financial instruments: cash and cash equivalents, short-term investments, accounts receivable, accounts payable, convertible notes, and accrued expenses. The carrying value of these financial instruments approximates their fair value.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards
No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income or loss as if the fair value been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option plan, and accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS No. 133), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS No. 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS No. 133, is effective for fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of this pronouncement or when it will adopt it.

                       WORLDWIDE WEB NETWORX CORPORATION

3. SHORT-TERM INVESTMENTS

    Short-term investments at September 30, 1999 consisted of 1,800,000 shares of common stock of Entrade Inc. received as consideration for the sale of a subsidiary to Artra (Note 9). These shares are restricted as to sale until September 23, 2000, however, the shares may be pledged as collateral by the Company. The quoted market value of the Entrade Inc. shares held by the Company has fluctuated since September 30, 1999, from $25,400,000 to $100,300,000 through January 17, 2000.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (amounts in thousands):

                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Office equipment............................................    $100       $21
Office furniture............................................     117         9
Equipment under capital lease...............................      76        --
Leasehold improvements......................................      19        --
                                                                ----       ---
                                                                 312        30
Accumulated depreciation....................................     (17)       (3)
                                                                ----       ---
Total property and equipment................................    $295       $27
                                                                ====       ===

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES

ENTRADE INC.

    Between December 1998 and February 1999, the Company acquired all of the outstanding equity interests of BarterOne, LLC ("BarterOne"), a Delaware limited liability company. The Company issued 2,523,450 shares of its common stock and paid cash of $1,056,000 to purchase BarterOne. The Company's CEO and principal stockholder at the date of the transaction, Robert D. Kohn, received 475,000 shares of the Company's Common Stock for his ownership interest in BarterOne. BarterOne held certain worldwide perpetual licensing rights to the ORBIT system software (Online Reciprocal Business and Inventory Transaction System), an electronic commerce system to be used as a transaction tool over the Internet, and was engaged in the business of developing and marketing online asset management and remarketing programs to major corporations. The Company accounted for this acquisition under the purchase method of accounting. The Company valued the shares issued at $2,523,450, resulting in a total purchase price, including cash and other expenses, of $3,580,000, all of which was allocated to cost in excess of assets acquired. The goodwill was being amortized over a five-year period. Goodwill amortization of $430,000 is included in the statement of operations.

    In January 1999, the Company acquired from Positive Asset Remarketing, Inc. ("PAR") 25% of the outstanding Class A voting stock of asseTrade.com, Inc., ("asseTrade") in exchange for 3,500,000 shares of the Company's common stock. asseTrade was a privately held entity which entered into a software license agreement with BarterOne and is engaged in the business of developing and marketing online asset disposition and auction services to major corporations. The Company's CEO and principal stockholder at the time of the transaction, Robert D. Kohn, held a 33.33% ownership interest in PAR. Subsequent to the acquisition, the Company transferred the assets of BarterOne and the asseTrade stock to NA Acquisition Corp. ("NAAC"), a 90%-owned subsidiary. Prior to the consummation of the merger, NAAC changed its name to Entrade Inc. ("Entrade"). The remaining 10% of Entrade was

                       WORLDWIDE WEB NETWORX CORPORATION

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

held by a former BarterOne shareholder, which is a wholly-owned subsidiary of PECO Energy Company.

    In September 1999, the Company consummated the sale of Entrade to another company (Note 9).

ATM SERVICE, LTD.

    In December 1998, the Company entered into an agreement with Warren Rothstein (who in September 1999, became interim President and CEO and Chairman of the Board of Directors of the Company) and formed a joint venture, ATM Service, Ltd. ("ATM Ltd."), owned equally by the Company and Warren Rothstein. Warren Rothstein obtained his interest in the joint venture in exchange for agreeing to manage ATM Ltd. and sourcing goods and services for ATM Ltd. to sell through its web site. The joint venture was formed to provide inventory liquidation and other forms of asset recovery services primarily by e-commerce over the Internet.

    The Company committed to issue 5,000,000 shares (subsequently reduced to the issuance of 4,000,000 shares) of common stock to Warren Rothstein for services to be rendered to ATM Ltd. over a 6-year period The agreement provides that the shares issued will be subject to forfeiture to the extent of 200,000 shares in each quarter that Warren Rothstein fails to provide listings of merchandise with a retail value of $1,250,000 for sale on ATM Ltd.'s web site. The shares have voting and dividend rights, but may not be transferred except in accordance with the agreement. The Company recorded deferred compensation of $5,000,000 at the date of the agreement for the shares issued, which was reduced to $4,000,000 in July 1999, as a result of the amendment discussed below. As the shares are earned, the Company will record a charge to expense for the then-fair value of such shares. Through September 30, 1999, the restriction on 600,000 of these shares has been released and the Company recorded a charge of $800,000 which is included in equity loss because the Company had a 50% interest in ATM Ltd when the restriction on the shares was released.

    In February 1999, the Company acquired from Positive Asset Remarketing ("PAR"), the ATM Center System, a proprietary system for online electronic trading and banking, which it contributed to ATM Ltd. The Company issued 3,500,000 shares of its common stock valued at $5,250,000 and cash of $750,000 to PAR. In addition, the Company agreed to fund the costs of maintaining, operating and updating the web site until ATM Ltd. was funded to the satisfaction of Warren Rothstein and the Company, after which the Company would be reimbursed for such costs by ATM Ltd. The Company's then-CEO and principal stockholder, Robert D. Kohn, as a shareholder of PAR, received 1,166,667 shares of the Company's common stock and $250,000 of the proceeds from the sale of the system to the Company. The Company recorded the transfer of the technology at its carrying value of $6 million and recorded an investment in ATM Ltd. The Company was accounting for its investment under the equity method and as such, was amortizing the amount by which its carrying value exceeded its share of the underlying net assets of ATM Ltd. over a three-year period. Amortization expense of $417,000 was recorded and included in Equity loss in the Company's statement of operations for the year ended September 30, 1999, with a corresponding decrease in the investment.

    In connection with the acquisition of The Intrac Group in July 1999, the agreement with Warren Rothstein was amended and the Company received 26% of Warren Rothstein's holdings in ATM Ltd., and reduced the number of contingent shares issuable to Warren Rothstein to 4,000,000. The Company then issued 24% of its interest in ATM Ltd. to the former shareholders of Intrac resulting in the Company owning a 52% interest in ATM Ltd. (See acquisition of Intrac below.) The Company is accounting for the acquisition of the controlling interest in ATM Ltd. under the purchase method of

                       WORLDWIDE WEB NETWORX CORPORATION

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company valued its net investment in ATM Ltd. at the carrying value of its equity investment at the date of acquisition as there were no significant operations of the Company from the date of its original equity investment through the date of its acquisition of a controlling interest. The detail of the results of operations of ATM Ltd. have been included in the Company's statement of operations since July 23, 1999, when the Company acquired a controlling interest.

    In September 1999, the Company determined that it would not use the ATM Center System technology and the Company licensed new technology from entrade.com, a subsidiary of Entrade Inc. While the Company intends to sell or license the ATM Center System technology to others, no customers have yet been identified and no marketing efforts have commenced. Accordingly, the unamortized balance of the technology of $5,583,000 was written off at September 30, 1999.

THE INTRAC GROUP, LTD.

    On July 23, 1999, the Company acquired all the outstanding shares of capital stock of The Intrac Group ("Intrac") in exchange for 1,000,000 shares of the Company's common stock, $1,500,000 in cash, a 24% interest in ATM Ltd., and the assumption of certain liabilities. The results of operations of Intrac have been included in the Company's statement of operations since July 23, 1999.

    The Company is accounting for this acquisition under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company valued the 1,000,000 shares of its common stock at $1,500,000, resulting in a total purchase price of Intrac of $3,000,000, including the cash and other costs. The Company has allocated the purchase price and determined that the costs in excess of assets acquired is $3,608,000. The goodwill is being amortized over a five-year period. Goodwill amortization of $109,000 is included in the statement of operations for the year ended September 30, 1999.

    The following unaudited proforma financial information presents the combined results of operations as if the Intrac acquisition had occurred on October 1, 1998 and October 1, 1997, respectively, after giving effect to certain adjustments including goodwill amortization and income taxes. The unaudited proforma information does not necessarily reflect the results of operations that would have occurred had the Company and Intrac been a single entity during such periods.

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revenue.....................................................   $6,014     $2,909
Proforma net income.........................................      843       (596)
Proforma diluted net income per share.......................      .04       (.06)

REAL QUEST, INC./NAI DIRECT, INC.

    On September 23, 1999, the Company acquired 80% of the common stock of Real Quest, Inc. ("Real Quest") from New America Network, Inc. in exchange for 750,000 shares of its common stock. Real Quest's only asset is its 80% ownership of NAI Direct, Inc. ("NAI Direct"). NAI Direct plans to conduct operations through its web site that will permit users to buy, sell, or lease commercial real estate on-line. There were no significant operations of NAI Direct at the date of the acquisition. The Company also delivered an additional 750,000 shares to an escrow agent, to be released to New

                       WORLDWIDE WEB NETWORX CORPORATION

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

America Network, Inc., if NAI Direct attains revenues of $2 million within the 24-month period following the launch of its web site. The Company valued the 750,000 shares of its common stock at $1,125,000. No value has been assigned to the contingent shares as the contingency has not yet been resolved. The Company is accounting for its investment in Real Quest using the equity method because, under the terms of the Stockholders Agreement, the Company does not control the operations of Real Quest or NAI Direct. The Company will amortize the amount by which its carrying value exceeded its share of the underlying assets of Real Quest over a three year period. The Company also advanced NAI Direct $1,000,000 to fund operations which are included in the Company's equity investment. Additionally, the Company has agreed to provide up to $4,000,000 in working capital to NAI Direct within 18 months of September 30, 1999 in the form of a loan or otherwise.

ADMIRAL ASSET GROUP

    On April 7, 1999, the Company acquired certain assets of Admiral Asset Group, Inc. ("Admiral"), a privately held company, including its ownership interest in asseTrade.com in exchange for 750,000 shares of its common stock and the assumption of certain liabilities. The Company valued the 750,000 shares of its common stock at $1,125,000. The Company has allocated the entire purchase price of $1,605,000 to the ownership interest in asseTrade.com because the other assets acquired were inconsequential.

WWWX-JENCOM, LLC

    In February 1999, the Company entered into an agreement with JenCom Digital Technologies, LLC ("JenCom") whereby the Company acquired, for 2,000,000 shares of common stock of the Company, four of JenCom's proprietary Internet software technologies ("the JenCom Assets"). The 2,000,000 shares issued were valued at $3,000,000. The Company then assigned the JenCom Assets to WWWX-Jencom, LLC ("WJC"), a limited liability company which is owned 50% by JenCom and 50% by the Company. WJC was formed to further develop and market the Internet technology products acquired from JenCom. The purchased assets represent research and development in process and were not technologically feasible at the acquisition date and have been written off as purchased research and development in the statement of operations.

    During 1999, the Company also loaned $900,000 to WJC. The interest free loan is repayable upon the earliest to occur of the following: 1) 10 years from March 15, 1999, 2) a third-party investment into WJC of $10,000,000 or 3) the sale of any asset of WJC that generates gross proceeds of $5,000,000 or more. Out of the proceeds of the loan, $350,000 was advanced from WJC to Vision Technology, Inc. (see below).

    The Company is accounting for its investment in WJC under the equity method. The Company has included its share of the net losses of WJC as Equity loss in the statement of operations, with a corresponding reduction of its investment in WJC at September 30, 1999. Subsequent to September 30, 1999, the Company agreed to file a registration statement before May 17, 2000 for the 2,000,000 shares issued to JenCom.

VIDEONET CORP.

    In July 1999, the Company advanced $100,000 to VideoNet Corp. ("VideoNet"), evidenced by a 12%, $100,000 convertible note. Subsequent to September 30, 1999, the note and the accrued interest were converted into convertible preferred stock of VideoNet, representing approximately 2.4% of the

                       WORLDWIDE WEB NETWORX CORPORATION

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

outstanding capital stock of VideoNet. VideoNet is a privately held company that is developing video conferencing services through proprietary technology. The Company is accounting for this investment under the cost method.

ONE WORLD DIRECT, INC.

    In March 1999, the Company paid $675,000 for approximately 450,000 shares, representing approximately 5% of the outstanding shares, of One World
Direct, Inc., a privately held company that is an e-commerce-based virtual community of celebrity-branded web sites and products. The Company is accounting for this investment under the cost method.

VISION TECHNOLOGIES, INC.

    In March 1999, the Company agreed in principle to acquire Vision Technologies, Inc. ("Vision") for cash and stock. Vision is a privately held company that is developing high-performance digital video imaging technologies. In July 1999, the agreement was amended so the Company would make an investment in Vision rather than acquire it. The Company advanced $850,000 in cash to Vision. Additionally, $350,000 was advanced by WJC. In August 1999, the term sheet was terminated, and Vision has the option to either return the cash to the Company within 180 days or convert that amount into shares of Vision common stock representing 4% of Vision.

    The Company has evaluated the carrying value of its ownership interest in Vision. Based on its review of Vision's business plan and the lack of sufficient capital, the Company has recorded a 100% valuation allowance of $1,025,000 representing the cash advances of $850,000 and its 50% ownership of the advances made by WJC.

    The following summarizes the Company's ownership interests in and advances to Affiliated Companies accounted for under the equity method and cost method of accounting. The ownership interests are classified according to applicable accounting methods at September 30, 1999. Cost basis represents the Company's original acquisition cost and advances less any impairment charges recorded by the Company. (in thousands)

                                                                                 TOTAL
                                                         VALUATION     COST     CARRYING
                                 INVESTMENT   ADVANCES   ALLOWANCE    BASIS      VALUE
                                 ----------   --------   ---------   --------   --------
Equity method:
    WJC........................    $   --      $  900     $  (175)    $  725     $  364
    Real Quest.................     1,385       1,000          --      2,385      2,385
                                   ------      ------     -------     ------     ------
                                    1,385       1,900        (175)     3,110      2,749
Cost Method:
    VideoNet...................        --         100          --        100        100
    One World Direct...........       675          --          --        675        675
    Vision.....................        --         850        (850)        --         --
    AsseTrade..................     1,605          --          --      1,605      1,605
    Other......................        81          --         (81)        --         --
                                   ------      ------     -------     ------     ------
                                    2,361         950        (931)     2,380      2,380
                                   ------      ------     -------     ------     ------
    Total......................    $3,746      $2,850     $(1,106)    $5,490     $5,129
                                   ======      ======     =======     ======     ======

                       WORLDWIDE WEB NETWORX CORPORATION

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED)

    The Company also has an investment in Entrade Inc. which it accounts for under the cost method and is included in short-term investments (Note 3).

6. CUMULATIVE CONVERTIBLE DEBENTURES

    In April 1998, Keiretsu sold $502,500 of Series A 12% Cumulative Convertible Promissory Notes, which debt was assumed by WWWX in May 1998 when it merged with Keiretsu, and 502,500 shares of restricted common stock for a total of $502,500. The issuance of the Notes resulted in a debt discount of $251,000. During the period from July through August 1998, the notes were converted into 502,500 shares of common stock of WWWX and the unamortized debt discount was included in stockholders' equity.

    In March 1999, the Company sold, through a private placement, $990,000 of Series A 6% Cumulative Convertible Debentures ("Debentures") due and payable
12 months from the issue date. The debenture holders have the right to convert into shares of common stock of the Company after the earlier of 1) the effective date of a registration statement to be filed by the Company registering the resale of the shares or 2) 120 days after the filing of such registration statement. The right to convert expires if not so exercised. The conversion price is the lesser of 1) a 35% discount to the five-day average closing bid price preceding the conversion date, as defined or 2) the five-day average closing bid price of the common stock immediately preceding the closing date of the debenture offering. The conversion price is not less than $.25 per share and not more than $1.50 per share. The Company recorded a debt discount of $347,000 related to the beneficial conversion feature, which is being amortized over the one-year term of the debentures agreement.

    The placement agent received cash of $129,000 and 98,950 shares of the Company's common stock valued at $149,000 for the offering of the debentures. The amounts paid to the placement agent were recorded as debt issuance costs and are being amortized over the term of the debt agreement.

    The Debentures provide for penalties if a registration statement to register the shares to be issued upon conversion is not filed within 60 days of the sale of the Debentures and declared effective within 90 days from the date of filing due to the failure of the Company to exercise reasonable diligence. Management believes it has exercised reasonable diligence, however, a registration statement has not been filed.

                       WORLDWIDE WEB NETWORX CORPORATION

7. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

                                                                1999       1998
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Deferred tax assets:
Loss in unconsolidated subsidiary...........................    2,865
Purchased research and development and other intangibles....    1,174    $      --
Other reserves..............................................      548           --
NOL carryforward............................................      716           82
                                                              -------    ---------
Deferred tax assets.........................................    5,303           82
Less valuation allowance....................................   (2,865)         (82)
                                                              -------    ---------
Total deferred tax assets...................................    2,438           --
Deferred tax liabilities:
Deferred gain on sale of subsidiary.........................   (8,902)          --
Other.......................................................     (659)
                                                              -------    ---------
Total deferred tax liabilities..............................   (9,561)          --
                                                              -------    ---------
Total net deferred taxes....................................  $(7,123)   $      --
                                                              =======    =========

    At September 30, 1999, a valuation allowance equal to the net deferred tax asset of a subsidiary not consolidated for tax purposes has been recorded on the basis of uncertainty with respect to the ultimate realization by the unconsolidated subsidiary. At September 30, 1998, a full valuation allowance was recorded as realization was uncertain. At September 30, 1999, the Company has available net operating loss carryforwards of approximately $2,430,000 which expire in the years 2012 to 2019 for federal purposes and 2004 and 2006 for state purposes. The timing and manner in which the Company will utilize net operating loss carryforwards in any year, or in total, may be limited by
Section 382 of the Internal Revenue Code.

    A reconciliation of income tax expense to amounts computed using federal statutory rates is as follows:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Income tax expense (benefit) computed at federal statutory
  rate (35%)................................................   $2,906      $(82)
Goodwill amortization.......................................       19
State income taxes, net.....................................      515
Nondeductible transaction costs.............................      176
Other.......................................................      464
Increase in valuation allowance.............................    2,783        82
                                                               ------      ----
Income tax expense (benefit)................................   $6,863      $ --
                                                               ======      ====

                       WORLDWIDE WEB NETWORX CORPORATION

7. INCOME TAXES (CONTINUED)

    Included in income tax expense for the year ended September 30, 1999 are deferred federal and state income taxes of $6,070,000 and $793,000, respectively. There are no current income taxes for the years ended September 30, 1999 and 1998.

8. STOCKHOLDERS' EQUITY

SALE OF COMMON STOCK

    During 1998, the Company issued 1,513,500 shares of its common stock for cash of $474,000, net of issuance costs, and for services rendered resulting in expense of $20,000 for the value of the shares.

    In March 1999, an investment bank purchased 2,000,000 shares of the Company's common stock for $3,000,000. The investment bank received $390,000 in commissions and expenses for this sale and warrants to purchase 200,000 shares of common stock at $1.80 per share. The warrants expire on July 23, 2002. Pursuant to a stock purchase agreement, the shares sold were to be registered through the filing of a registration statement by October 4, 1999 or the Company may be subject to a penalty of additional shares until a registration statement covering such shares is declared effective. A registration statement has not yet been filed and based on the trading price of the Company's common stock on January 17, 2000, the Company may be subject to a penalty of up to 2,800,000 shares.

    In May 1999, the Company entered into an agreement with the same investment bank to sell shares of the Company's common stock in a private placement. The offering closed on September 22, 1999 and the Company issued 7,404,669 shares of common stock for an aggregate purchase price of $11,107,003. The investment bank received $1,470,000 in cash commissions for the placement of the stock and warrants to purchase 740,467 shares of the Company's common stock at $1.80 per share. The warrants expire on various dates from July 31, 2002 to September 22, 2002.

    During fiscal 1999, the Company also issued 310,000 shares of common stock for services rendered. The issuance of the shares resulted in expense of $464,000, which is included in the statement of operations.

    During fiscal 1999, the Company issued warrants to purchase 200,000 shares of its common stock for services rendered. The warrants are exercisable at $2.25 per share and expire on April 2, 2003. The issuance of warrants resulted in expense of $256,000, which is included in the statement of operations.

COMMON STOCK OPTIONS

    The Company has an equity compensation plan whereby the Company may grant either incentive or nonqualified stock options to purchase shares of the Company's common stock or restricted shares of the Company's common stock. Twenty-five percent of the options are exercisable on the first anniversary of the date of the participant's hire date. The additional amounts become exercisable at varying rates from 6.25% on the last day of each quarter thereafter. The Company has reserved 3,860,000 shares of its common stock to be issued under the plan.

    The incentive stock options may be granted at not less than the fair market value of the shares at the date of grant, and the nonqualified stock options are to be granted at no less than eighty-five percent of the fair market value of the shares at the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors based on the trading price of the Company's stock at the date of grant. Under APB No. 25, if the exercise price of the Company's

                       WORLDWIDE WEB NETWORX CORPORATION

8. STOCKHOLDERS' EQUITY (CONTINUED)

employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. On September 23, 1999, 280,000 unvested options issued to employees of Entrade were cancelled upon the consummation of the sale of Entrade. (Note 9)

    The following table summarizes information about stock options outstanding at September 30, 1999:

                                                                  WEIGHTED
                                                                  AVERAGE
                                             WEIGHTED            REMAINING
      PER SHARE             NUMBER OF       AVERAGE PER       CONTRACTUAL LIFE
       PRICES                SHARES         SHARE PRICE           (YEARS)
---------------------       ---------       -----------       ----------------
 $2.69                       915,000           $2.69                 9.9
        =====                =======           =====                 ===

    No options were exercisable at September 30, 1999.

    FASB No. 123 requires pro forma information regarding net income as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes method with the following assumptions for all periods presented: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the option of 4 years, and volatility of 215%.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands except per share data):

                                                               YEAR ENDED
                                                              SEPTEMBER 30
                                                                  1999
                                                              ------------
Net income:
As reported.................................................     $1,440
SFAS No. 123 pro forma......................................      1,394
Diluted net income (loss) per share:
As reported.................................................       0.07
SFAS No. 123 pro forma......................................       0.06

    The weighted average fair value of options granted during the year ended September 30, 1999 for which the estimated fair value of the stock equaled the exercise price is $3.26 per share.

                       WORLDWIDE WEB NETWORX CORPORATION

8. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION ACTIVITY

    A summary of stock option activity follows:

                                                                      WEIGHTED
                                                       NUMBER OF      AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                       ---------   --------------
Outstanding at October 1, 1998.......................         --        $  --
Granted..............................................  1,210,000         2.69
Exercised............................................         --           --
Canceled.............................................   (295,000)          --
                                                       ---------        -----
Outstanding at September 30, 1999....................    915,000        $2.69
                                                       =========        =====

    During 1999, the Company issued 45,000 shares of restricted stock.

SHARES RESERVED FOR FUTURE ISSUANCE

    At September 30, 1999, the Company has reserved the following shares of common stock for issuance:

Convertible debt............................................    660,000
Common stock options outstanding............................    915,000
Common stock options available for grant....................  2,900,000
Common stock warrants.......................................  1,140,467
Contingent common stock
Acquisitions................................................    750,000
Registration penalty........................................  2,800,000
                                                              ---------
                                                              9,210,467
                                                              =========

                       WORLDWIDE WEB NETWORX CORPORATION

9. SALE OF AFFILIATED COMPANY

    In February 1999, the Company agreed to sell to Artra Group Incorporated ("Artra"), a publicly traded company, its 90%-owned Entrade subsidiary whose assets the Company acquired in December 1998 (Note 5). Concurrently, Entrade and Artra entered into a loan agreement whereby Artra agreed to lend up to $2,000,000 to Entrade. The shareholders of Artra approved the acquisition on September 23, 1999 and completed a reverse merger of Artra into a wholly owned subsidiary of Entrade. In the merger, Artra shareholders exchanged their Artra shares for Entrade common shares, trading under the Entrade name. As consideration for the sale of Entrade, the Company received 1,800,000 shares of Entrade's common stock, and $1,300,000 in cash. Additionally, the Company received $1,302,000 of funding from Artra for the operations of Entrade from February 23, 1999 through September 23, 1999. The sale of Entrade resulted in a gain of $25,426,000, which is included in the statement of operations. The 1,800,000 shares of Entrade Inc. stock represented 15% of the combined company at the date of the transaction and have been recorded as short-term investments (Note 3).

    As part of the Artra agreement, the Company's then Chairman, President, and CEO, Robert D. Kohn, entered into an employment agreement with entrade.com effective February 23, 1999 for a period of three years and as a result was required to resign all positions with the Company on September 23, 1999.

    The operations of Entrade have been included in the consolidated operations of the Company from December 1998 through September 23, 1999.

10. COMMITMENTS AND CONTINGENCIES

    The Company has operating leases covering certain office space and office equipment. At September 30, 1999 future minimum lease payments on these noncancelable operating leases having initial or remaining terms of more than one year are $198,000 for 2000, $197,000 for 2001, $140,000 for 2002, $142,000
for 2003, and $133,000 for 2004. Rent expense was $83,000 and $6,000 for the years ended September 30, 1999 and 1998 respectively.

    The Company also leases equipment under capital leases. Future minimum lease payments on capital leases, net of imputed interest of $11,000, are $37,000 for 2000 and $39,000 for 2001.

    In September 1999, ATM Ltd., licensed from entrade.com, Inc., a subsidiary of Entrade Inc., software which the Company sold in connection with its sale of Entrade. ATM Ltd. agreed to pay a one-time licensing fee equal to $1,500,000 to entrade.com through the issuance of combination trade credits. The Company ascribed no value to this transaction as combination trade credits represent a best efforts obligation and have neither any recordable value nor represent any fixed or determinable liability. The Company also agreed to pay continuing royalty payments equal to a percentage of all revenues from transactions generated by using the licensed software in which entrade.com is involved. The royalty payment percentage varies from 10% to 50% depending on the type of transaction.

                       WORLDWIDE WEB NETWORX CORPORATION

11. NET INCOME (LOSS) PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands except per share data):

                                                      YEARS ENDED SEPTEMBER 30
                                                      ------------------------
                                                         1999          1998
                                                      -----------   ----------
Net income (loss)...................................  $     1,440   $     (219)
Effect of dilutive securities:
    Convertible debentures..........................           32           --
                                                      -----------   ----------
Adjusted net income (loss)..........................        1,472         (219)
                                                      ===========   ==========
Weighted average number of common shares............   21,906,553    8,602,000
Effect of dilutive securities:
    Stock options...................................       27,736
    Convertible debentures..........................      359,836
    Warrants........................................      124,169
                                                      -----------   ----------
Adjusted weighted average shares and assumed
  conversions.......................................   22,418,294    8,602,000
                                                      ===========   ==========
Earnings (loss) per share:
    Basic...........................................  $      0.07   $    (0.03)
    Diluted.........................................  $      0.07   $    (0.03)

    Due to their antidilutive effect, dilutive securities were excluded from the computation of diluted net income (loss) per share for the year ended
September 30, 1998.

    The 750,000 contingently issuable shares related to the Real Quest investment and 3,400,000 shares contingently issuable to Warren Rothstein were not included in the earnings per share calculation because the conditions related to the contingencies were not satisfied at September 30, 1999.

    Subsequent to September 30, 1999, the Company issued an additional 50,000 shares of common stock and warrants to purchase 500,000 shares of common stock in settlement of accrued expenses for services rendered in 1999.

12. RELATED PARTY TRANSACTIONS

    The Company provides various services including rental space and bookkeeping for certain Affiliated Companies. Total services provided during the year ended September 30, 1999, were $184,000 of which $38,000 is outstanding at September 30, 1999.

    The Company used the services of D&W Enterprises to manage its ATM Ltd. operations. D&W Enterprises is 100%-owned by Warren Rothstein, the Company's current CEO and Chairman. During the year ended September 30, 1999, the Company paid $183,000 for the services rendered.

13. SUBSEQUENT EVENTS

    In October 1999, the Company agreed to enter into a one-year agreement with the Company's former President, CEO and Chairman, Robert D. Kohn, under which he will act as a finder and/or financial consultant and will receive $60,000 annually for his consulting services as a non-refundable

                       WORLDWIDE WEB NETWORX CORPORATION

13. SUBSEQUENT EVENTS (CONTINUED)

draw against future finder's fees for any introductions that result in a transaction that is consummated. The finder's fee will be equal to a percentage of the consideration paid in the facilitated transaction, ranging from 5% for the first $1,000,000 to 1% of any consideration in excess of $7,000,000.

    Subsequent to September 30, 1999, the Company obtained a 33.33% interest in InterCommerce China, LLC ("ICC"). The Company issued 1,500,000 shares of its stock to JenCom Digital Technologies in exchange for the ownership interest. Additionally, the Company agreed to issue an additional 1,500,000 shares upon ICC's merger or conversion or consolidation into a publicly traded entity in a transaction which involves $5,000,000 invested in ICC or a $50,000,000 ICC market capitalization within a period of four years. ATM Ltd. has also entered into a ten-year exclusive operating agreement to distribute and sell all merchandise, equipment, goods, and other products that ICC receives, sells or distributes from or to the Peoples Republic of China under agreements with the China Product TradeNet Center, a Chinese government agency responsible for managing overstocked inventory in Chinese state-owned factories throughout China.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Instra Corp.

    We have audited the accompanying balance sheet of Instra Corp. as of September 30, 1997 and the related statements of operations, shareholders' equity and accumulated deficit and cash flows for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Instra Corp. as September 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

April 22, 1998

Smith, Ortiz, Gomez, and Buzzi

                                  INSTRA CORP.

                                 BALANCE SHEET

                               SEPTEMBER 30, 1997

                                ASSETS
Current assets:
  Cash......................................................  $    518
                                                              --------
    Total current assets....................................       518
  Note receivable...........................................    18,000
  Accrued interest receivable...............................     1,067
  Other receivable..........................................     5,000
                                                              --------
    Total assets............................................  $ 24,585
                                                              ========

            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,205
  Other liabilities.........................................     2,944
                                                              --------
    Total current liabilities...............................     6,149
                                                              --------
Shareholders' equity:
  Common stock, authorized 100,000,000 shares with a par
    value of $0.001 per share; 25,219,988 shares issued and
    outstanding.............................................    25,220
  Amount paid in excess of par value........................   844,705
  Accumulated deficit.......................................  (851,489)
                                                              --------
                                                                18,436
                                                              --------
                                                              $ 24,585
                                                              ========

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

Miscellaneous income........................................  $     1,824
                                                              -----------
Expenses:
  Printing..................................................          689
  Travel....................................................        3,562
  Consulting................................................       24,889
  Accounting................................................        5,250
  Legal.....................................................        2,250
  Telephone.................................................        1,202
  Project cost..............................................      128,517
                                                              -----------
                                                                  166,359
                                                              -----------

    Operating income (loss).................................     (164,535)

Other income (expense)......................................           --
                                                              -----------

    Income (loss) before taxes..............................     (164,535)

Income tax expense (benefit)................................           --
                                                              -----------

    Net income (loss).......................................  $  (164,535)
                                                              ===========

Net loss per share..........................................  $      (.01)
                                                              ===========

Weighted average shares outstanding.........................   25,168,488

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

           STATEMENT OF SHAREHOLDERS' EQUITY AND ACCUMULATED DEFICIT

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                                                             AMOUNT IN
                                                    NUMBER OF                EXCESS OF   ACCUMULATED
                                                     SHARES      PAR VALUE   PAR VALUE     DEFICIT
                                                   -----------   ---------   ---------   -----------
Balance at September 30, 1996....................   25,116,988    $25,117    $659,433     $(686,954)
Sale of shares...................................       90,000         90     161,910            --
Sale of shares...................................       13,000         13      23,362            --
Net loss for the year ended September 30, 1997...           --         --          --      (164,535)
                                                   -----------    -------    --------     ---------
Balance at September 30, 1997....................   25,219,988    $25,220    $844,705     $(851,489)
                                                   ===========    =======    ========     =========

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

Cash flows from operating activities:
  Net income (loss).........................................  $(164,535)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
Changes in assets and liabilities:
  Accounts payable..........................................      1,987
                                                              ---------
Cash used by operating activities...........................   (162,548)
                                                              ---------
Cash flows from financing activities:
  Sale of shares of common stock............................    185,375
  Note receivable and accrued interest......................    (19,067)
  Other receivables.........................................     (3,442)
                                                              ---------
Cash provided by financing activities.......................    162,866
                                                              ---------
Net increase in cash and cash equivalents...................        318
Cash and cash equivalents, at beginning of year.............        200
                                                              ---------
Cash and cash equivalents, at end of year...................  $     518
                                                              =========

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

1. SUMMARY OF ORGANIZATION AND BUSINESS ACTIVITY AND HISTORY

    (A) ORGANIZATION

    Gold Cache, Inc. (the name was changed to InstraCorp, see below) was incorporated under the laws of the state of Idaho on July 30, 1979, for the purpose of engaging in mining activities. The stated capital was $60,000 with an authorized 6,000,000 shares of stock having a par value of $0.01 per share.

    On September 18, 1980, the Articles of Incorporation were amended to increase the stated capital to $80,000 with an authorized 8,000,000 shares having a par value of $0.01 per share.

    The Articles of Incorporation were amended on January 21, 1983 to increase the stated capital to $160,000 having an authorized 16,000,000 shares with a par value of $0.01 per share. The business purpose of the Company was changed to "the transaction of any lawful business for which corporations may be incorporated under the Idaho Business Corporation Act".

    On August 19, 1988, the Articles of Incorporation were amended to change the name to InstraCorp. The capitalization of the Company was changed to 16,000,000 authorized shares with no par value. One share of the new no par value stock shall be issued for 20 shares of the old $0.01 par value stock, resulting in a reverse split of the outstanding shares.

    On May 9, 1996, the Company amended its Articles of Incorporation to change the capitalization of the authorized shares to 100,000,000 shares with a par value of $0.001 from 16,000,000 shares with no par value and to the name Instra Corp.

    At September 30, 1997, the Company was an active corporation and remains incorporated in the State of Delaware. See note 2.

    (B) BASIS OF PRESENTATION

    Assets and liabilities and revenues and expenses are recognized on the accrual basis of accounting.

    (C) ORGANIZATION COSTS

    Organizational costs were charged to expense in the period incurred.

    (D) INCOME TAXES

    Income tax carryforwards are accounted for in accordance with Financial Accounting Standards Board statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), see Note 3.

    (E) CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents consist of cash in bank.

                                  INSTRA CORP.

                               SEPTEMBER 30, 1997

2. CAPITAL STRUCTURE

    At a meeting of the shareholders held on May 9, 1996 the following changes were approved:

    1) The authorized capital from 16,000,000 shares having no par value to 100,000,000 shares with a par value of $0.001 per share (total $100,000). The financial statements of the Company, have been restated to reflect the change in authorized capital.

    2) The domicile from Idaho to Delaware. On July 18, 1996 the change of domicile was completed.

    3)  Its name from InstraCorp to Instra Corp.

During the year ended September 30, 1997 the Company sold 90,000 and 13,000 shares of its common stock.

3. INCOME TAXES

    The Company has adopted SFAS 109 for the year ended September 30, 1997, see
Note 1 subsection (3). SFAS 109 required that the Company utilize an asset and liability approach for financial accounting and reporting for income taxes. The primary objectives of accounting for income taxes under SFAS 109 are to recognize the amount of tax payable for the current period and also to recognize the amount of deferred tax liability or asset based on management's assessment of the tax consequences of events that have been reflected in the Company's financial statements or tax returns. The adoption of SFAS 109 has no effect on the Company's financial statements because the Company has not had any determinable income.

4. LICENSING AGREEMENT AND STOCK SALES

    On November 20, 1996 and again on January 27, 1997, the Company entered into an Exclusive License Agreement(s) and subsequent agreements with a non-affiliated Liechtenstein corporation for the worldwide rights to an electrical device called the Needle Impulse Generator. As part of terms of the Agreement the Company issued 51,000,000 shares to the Liechtenstein corporation and the principal shareholders returned to the Company 17,865,000 shares of its common stock for cancellation, at no cost. Also, on January 22, 1997, the Company entered into a best-efforts agreement with a non-affiliated Switzerland corporation for the sale of up to 8,000,000 shares of its common stock at various prices under the terms of a Reg S Memorandum for a total of up to $48,000,000. The Company issued 90,000 shares and 13,000 shares of its common stock sold under the best-efforts agreement respectively in fiscal 1997 which have been reflected in the Statement of Shareholders' Equity and Accumulated Deficit. On June 16, 1997, the agreement for sale of shares under the Reg S Memorandum was terminated. On April 28, 1998 the Exclusive License Agreement was rescinded by both parties to be effective as of December 31, 1997 and the 51,000,000 shares issued therefore were returned to the Company for cancellation. In addition, the Company re-issued to the principal shareholder the 17,865,000 shares which had previously been canceled. The effect of issuing, canceling and re-issuing the shares is not reflected in the financial statements. In connection with these transactions the Company incurred costs associated with the further development of the technology in the amount of $128,517 that were charged off as project costs in the respective Statements of Operations.

                                  INSTRA CORP.

                               SEPTEMBER 30, 1997

5. SUBSEQUENT EVENT

    In May 1998 the Company merged with an entity incorporated in Nevada, known as Keiretsu Corporation ("Keiretsu") As a result of the merger, the Company cancelled 14,719,990 of the 25,219,988 shares that were outstanding at the time. The remaining outstanding shares were reduced to 2,100,000 at the rate of one share for each five shares outstanding as a result of a reverse stock split. The stockholders of Keiretsu exchanged all their shares for 6,000,000 shares of the Company. As a result of this transaction, Keiretsu became a wholly owned subsidiary of the Company and the former Keiretsu stockholders became the owners of 74.1% of the outstanding stock of the Company. In conjunction with the transaction, the Company changed its name to WorldWide Web Network Corporation ("WWWX"). Subsequent to the merger, WWWX raised money by selling notes and restricted common stock and became an e-commerce company.

                                 EXHIBIT INDEX

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
           3.1          Certificate of Incorporation, as amended.

           3.2          Bylaws.

           4.1          Specimen Common Stock Certificate.

           4.2          Form of 6% Cumulative Convertible Debenture of WorldWide Web
                        NetworX Corporation.

           4.3 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Ralph H. Isham.

           4.4 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Arnold P. Kling.

           4.5          Form of Warrant to Purchase Common Stock of WorldWide Web
                        NetworX Corporation issued to D.H. Blair Banking
                        Corporation.

         10.1.          Agreement and Plan of Reorganization, dated as of May 20,
                        1998, between Instra Corp., Keiretsu Corporation and the stockholder of Keiretsu Corporation.

         10.2.          Agency Agreement, dated November 24, 1998, between
                        Alexander, Wescott & Co., Inc. and WorldWide Web NetworX
                        Corporation.

         10.3. Stock Issuance Agreement, dated as of December 1, 1998, between Warren Rothstein and WorldWide Web NetworX
                        Corporation.

         10.4.          BarterOne Membership Interest Sale Agreement, dated as of
                        December 16, 1998, between Energy Trading Company and
                        WorldWide Web NetworX Corporation.

         10.5.          Acquisition Agreement, dated as of January 29, 1999, between
                        Global Trade Group, Ltd., and WorldWide Web NetworX
                        Corporation.

         10.6.          Acquisition Agreement, dated as of January 29, 1999, between
                        Positive Asset Remarketing, Inc., and WorldWide Web NetworX
                        Corporation.

         10.7.          Agreement, dated as of February 16, 1999, among Energy
                        Trading Company, WorldWide Web NetworX Corporation, and NA
                        Acquisition Corp.

         10.8.          Agreement and Plan of Merger, dated as of February 23, 1999, among Artra Group Incorporated, WorldWide Web NetworX
                        Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

         10.9.          Acquisition Agreement, dated as of February 24, 1999 between
                        Positive Asset Remarketing, Inc. and WorldWide Web NetworX
                        Corporation.

        10.10.          Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of 6% Cumulative Convertible
                        Debenture of WorldWide Web NetworX Corporation.

        10.11. Acquisition Agreement, dated as of February 25, 1999, between JenCom Digital Technologies, LLC and WorldWide Web
                        NetworX.

        10.12.          Stock Purchase Agreement, dated March 4, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
        10.13.          Consulting Agreement, dated as of April 2, 1999, between
                        Ralph H. Isham and WorldWide Web NetworX Corporation.

        10.14.          Consulting Agreement, dated as of April 2, 1999, between
                        Arnold P. Kling and WorldWide Web NetworX Corporation.

        10.15.          Acquisition Agreement, dated as of April 7, 1999, between
                        Admiral Asset Group, Inc., and WorldWide Web NetworX
                        Corporation.

        10.16.          Agreement, dated April 16, 1999, between Alexander, Wescott
                        & Co., Inc., and WorldWide Web NetworX Corporation.

        10.17.          Amendment, dated as of April 28, 1999, to the Acquisition
                        Agreement between JenCom Digital Technologies, LLC, and
                        WorldWide Web NetworX Corporation.

        10.18.          Amendment to Agreement and Plan of Merger, dated as of April
                        30, 1999, among Artra Group Incorporated, WorldWide Web
                        NetworX Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

        10.19.          Agency Agreement, dated as of May 26, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

        10.20.          Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of a private placement of WWWX common stock.

        10.21.          First Amendment to Stock Issuance Agreement, dated as of
                        July 9, 1999, between Warren Rothstein and WorldWide Web
                        NetworX Corporation.

        10.22.          Agreement and Plan of Merger, dated as of July 9, 1999,
                        among WorldWide Web NetworX Corporation, Intrac Acquisition
                        Corporation, and The Intrac Group.

        10.23.          Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Thomas Settineri.

        10.24.          Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Thomas Settineri.

        10.25.          Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Gary Levi.

        10.26.          Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Gary Levi.

        10.27.          Post-Closing Agreement, dated July 23, 1999, among WorldWide
                        Web NetworX Corporation, Intrac Acquisition Corporation, The
                        Intrac Group, Thomas Settineri, and Gary Levi.

        10.28.          Merger and Acquisition Agreement letter, dated as of July
                        23, 1999, between WorldWide Web NetworX Corporation and D.H.
                        Blair Investment Banking Corp.

        10.29.          1999 Equity Compensation Plan.

        10.30. Software License Agreement between ATM Service, Ltd. and entrade.com, Inc. dated September 1999.

        10.31.          Share Exchange Agreement, dated as of September 23, 1999,
                        between New America Network, Inc. and WorldWide Web NetworX
                        Corporation.

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
        10.32.          NAI Direct, Inc. Shareholders' Agreement, dated September
                        23, 1999, between Real Quest, Inc., Gerald C. Finn, Jeffrey
                        Finn and NAI Direct, Inc.

        10.33.          Real Quest, Inc. Shareholders' Agreement, dated September
                        23, 1999, between WorldWide Web NetworX Corporation and New
                        America Network, Inc.

        10.34.          Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Jeffrey Finn.

        10.35.          Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Gerald C. Finn.

        10.36.          Escrow Agreement, dated September 23, 1999, between
                        WorldWide Web NetworX Corporation, New America Network, Inc.
                        and Weinstein, Goss, Schleifer, Eisenberg, Winkler,
                        Rothweiler & Ostroff.

        10.37.          Agreement dated December 22, 1999, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., JenCom Digital Technologies, Ltd. and Henry
                        Kauftheil.

        10.38.          Amended and Restated Operating Agreement of WWWX-JenCom,
                        LLC, dated as of January 7, 2000, between WorldWide Web
                        NetworX Corporation and JenCom Digital Technologies, LLC.

        10.39.          Amended and Restated Operating Agreement of InterCommerce
                        China, LLC, dated as of January 7, 2000, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., Lester Wolff International Investment, Ltd.,
                        Henry Kauftheil, Peter Zhenxiang Lu, and Uncas Holdings
                        Limited Partnership.

        10.40.          Distribution and Operating Agreement, dated as of January 7,
                        2000, between ATM Service, Ltd., and Intercommerce China,
                        LLC.

        10.41.          Employment Agreement, dated as of January 14, 2000, between
                        WorldWide Web NetworX Corporation and John T. Banigan.

       *10.42.          Shareholders Agreement dated as of February 7, 2000, among
                        Warren Rothstein, Gary Levi, Thomas Settineri, WorldWide Web
                        NetworX Corporation, and ATM Service, Ltd.

         *16.1          Letters regarding change in certifying accountant.

          21.1          Subsidiaries of the Registrant.

          27.1          Financial Data Schedule

------------------------

*   To be filed by amendment